Exhibit 2.1

Redactions with respect to certain portions hereof are denoted with “***”

ASSET PURCHASE AGREEMENT

by and among

CUSTOM BIOGENIC SYSTEMS, INC.
as Seller

BIOLIFE SOLUTIONS, INC.
as Parent

and

ARCTIC SOLUTIONS, INC.
as Buyer

Dated as of November 10, 2019

TABLE OF CONTENTS:

I. PURCHASE AND SALE OF PURCHASED ASSETS	1	6.2. Authorization	19
		6.3. Non-Contravention	19
1.1. Purchase and Sale of Purchased Assets	1	6.4. Litigation	19
1.2. Excluded Assets	2	6.5. No Brokers	19
1.3. Assumption of Assumed Liabilities	3	6.6. Ability to Pay and Perform	19
1.4. Retained Liabilities	4	6.7. Solvency	20
1.5. Consents Not Obtained	5	6.8. Independent Investigation	20
		6.9. Parent Common Stock	20
II. PURCHASE PRICE; escrow	6	6.10. No Other Representations and Warranties	21

2.1. Purchase Price	6	VII. COVENANTS	21
2.2. Escrow	6
		7.1. Access and Information	21
III. EARNOUT	7	7.2. Conduct of Business	22
		7.3. No Solicitation	22
3.1. Earnout Payments	7	7.4. Notification of Certain Matters	23
3.2. Determination of Earnout Payment	9	7.5. Further Assurances	23
3.3. Future Operations	9	7.6. Reserved	23
3.4. No Earnout During Breach of Non-Competition Agreement	10	7.7. Confidentiality	23
		7.8. Publicity	24
IV. CLOSING	10	7.9. No Trading	24
		7.10. Litigation Support	24
4.1. Closing	10	7.11. Business Name	25
		7.12. Post-Closing Receipts and Possession of Assets	25
V. REPRESENTATIONS AND WARRANTIES OF SELLER	11	7.13. Allocation of Purchase Price	25
		7.14. Employees	26
5.1. Organization and Qualification	11	7.15. Employment Related Taxes	26
5.2. Authorization	11	7.16. Product Liability Insurance	27
5.3. Subsidiaries	11	7.17.Audit Expense	27
5.4. Non-Contravention	11	7.18.Records	27
5.5. Financial Statements; Financial Books and Records	12	7.19.Disclosure Schedule Supplements	27
5.6. Absence of Changes	12	7.20. Piggy-Back Registration Rights	27
5.7. Title to and Sufficiency of Assets	12	7.21.Bulk Sales Laws	28
5.8. Properties	12	7.22. Due Diligence Review Period	28
5.9. Intellectual Property	13	7.23.Parent Guaranty	28
5.10. Contracts	14
5.11. Litigation	14	ARTICLE VIII. CONDITIONS TO CLOSING	28
5.12. Compliance with Laws; Permits	15
5.13. Prohibited Business Practices	15	8.1. Conditions to Each Party’s Obligations	28
5.14. Employees; Consultants; Labor Matters	15	8.2. Conditions to Obligations of Seller	29
5.15. Benefit Plans	16	8.3. Conditions to Obligations of Buyer	30
5.16. Tax Matters	17	8.4. Frustration of Conditions	32
5.17. Environmental Matters	17
5.18. Insurance	17	ARTICLE IX. TERMINATION	32
5.19. Top Suppliers and Customers	17
5.20. Transactions with Related Persons	18	9.1. Termination	32
5.21. Solvency	18	9.2.Effect of Termination	33
5.22. No Brokers	18	9.3. Fees and Expenses	33
5.23. No Other Representations or Warranties	18
		IX. INDEMNIFICATION	33
VI. REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER	18
		10.1. Survival	33
6.1. Organization and Qualification	19	10.2. Indemnification by Seller	34
		10.3. Indemnification by Buyer	34

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10.4. Indemnification Procedures	34	11.5. Assignment	39
10.5. Limitations on Indemnification	36	11.6. No Third-Party Beneficiaries	39
10.6. General Indemnification Provisions	37	11.7. Amendment; Waiver	39
10.7. Escrow; Timing of Payment	37	11.8. Specific Performance	40
10.8. Exclusive Remedy	37	11.9. Disclosure Schedules	40
		11.10. Deliverables	40
X. GENERAL PROVISIONS	37	11.11. Governing Law; Jurisdiction; Waiver of Jury Trial	40
		11.12. Entire Agreement	41
11.1. Expenses	37	11.13. Counterparts	41
11.2. Notices	38
11.3. Interpretation	38
11.4. Severability	39

ANNEXES:
I	Definitions

EXHIBITS:
A	Form of Escrow Agreement
B	Form of Bill of Sale
C	Form of Non-Competition Agreement
D	Form of Employment Agreement
E	Form of Lease Agreement

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), is made and entered into as of November 10, 2019, by and among Custom Biogenic Systems, Inc., a Michigan corporation (“Seller”), BioLife Solutions, Inc., a Delaware corporation (“Parent”) and Arctic Solutions, Inc., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Seller is engaged in the business of designing, manufacturing and selling liquid nitrogen laboratory freezers and cryogenic equipment and accessories (the “Business”);

WHEREAS, Seller desires to sell and cause to be transferred to Buyer, and Buyer desires to purchase and accept the transfer from Seller, substantially all of Seller’s assets, properties and rights related to the Business, subject to the terms and conditions set forth herein;

WHEREAS, John Brothers, Trustee of the John G. Brothers Trust u/a/d October 9, 2000, as amended (the “Principal”), is the sole holder of all of Seller’s common stock; and

WHEREAS, certain capitalized terms used herein are defined in Annex I.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF PURCHASED ASSETS

1.1.        Purchase and Sale of Purchased Assets. Upon the terms and subject to the conditions set forth herein, and in reliance upon the representations and warranties contained herein, at the Closing, Seller will sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase and acquire from Seller, free and clear of any and all Liens (other than Permitted Liens), all of Seller’s rights, title and interests in and to all of the assets, properties, contracts and rights of Seller (other than the Excluded Assets) which relate to, or are used or held for use in connection with, the Business as currently conducted (collectively, the “Purchased Assets”), including, without limitation the following:

(a)     any trade accounts receivable and other rights to payment from customers of Seller, whether or not billed by Seller, and the full benefit of all security for such accounts or rights to payment, and any claim, remedy or other right related to any of the foregoing;

(b)     all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories;

(c)     all deposits and prepaid amounts held by Seller for services to be rendered after the Closing and all deposits, prepaid sums, fees or expenses (including rental fees, utility charges and service charges), trust funds, retainages, escrows, monies and assets held by third parties, and deferred charges (other than any refunds, credits, or rights or claims for refunds of Taxes of Seller);

(d)     all tangible personal property, machinery, fixtures, furniture, equipment, motor vehicles, and communications equipment, computers, parts, raw materials and supplies, together with all deposits and prepaid assets associated therewith, including leased personal property (the “Purchased Personal Property”);

(e)     all rights of Seller in, to and under the Contracts (including unfulfilled purchase orders) set forth on Schedule 1.1(e) (as such schedule may be updated after the date hereof to reflect the Undisclosed Contracts relating to the Business) to which Seller is a party, or by which Seller or any of the Purchased Assets are bound or affected (other than the Excluded Contracts) (each, a “Purchased Contract”), including the Leases and the Contracts set forth on Schedule 5.8 and Schedule 5.10 (other than the Excluded Contracts);

(f)     all “general intangibles” (as defined in the Uniform Commercial Code);

(g)     all rights of Seller to any Intellectual Property, including all Patents, Copyrights, Trade Secrets, inventions and processes, Trademarks (including the Business Name), URLs, websites, software, technology rights and licenses, and all registrations and applications therefor, together with the goodwill symbolized thereby;

(h)     to the extent assignable, all Permits and unemployment insurance history and fund balance (including statutory disability tax or insurance accounts relating to the Transferred Employees);

(i)     originals, or where not available, copies of all of the following which pertain to the Purchased Assets, Assumed Liabilities or the Business: books, records, manuals and other materials, files, originals and copies of all Purchased Contracts, purchase orders, invoices, items of payment, tax receipts, computer tapes, disks, other storage media and records, advertising matter, catalogues, price lists, correspondence, memoranda, forecast, price lists, sales records, customer lists, vendor and supplier lists, financial records, mailing lists, lists of customers and suppliers, distribution lists, photographs, sales and promotional materials and records, purchasing materials and records, personnel records, credit records, quality control records and procedures, research and development files, data, trademark files and disclosures, media materials and plates, sales order files and litigation files (other than files relating to Excluded Assets or Retained Liabilities);

(j)     all telephone and facsimile numbers and all email addresses used in the Business;

(k)     all rights to indemnification, warranties, guarantees, claims, causes of action, choses in action, rights of recovery, rights of setoff, rights of recoupment and other similar rights against suppliers, manufacturers, contractors or other third parties relating to the Purchased Assets or the Assumed Liabilities (other than any refunds, credits, or rights or claims for refunds of Taxes of Seller); and

(l)     all goodwill associated with the Business or the Purchased Assets.

1.2.        Excluded Assets. Notwithstanding anything to the contrary contained in Section 1.1, Seller shall retain all of its right, title and interest in and to, and shall not sell, transfer, assign, convey or deliver to Buyer at the Closing, and the Purchased Assets shall not include, the following (collectively, the “Excluded Assets”):

(a)     any cash or cash equivalents, including any marketable securities or certificates of deposit, of Seller;

(b)     the Organizational Documents, qualification to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, minute books, equity interests transfer books, books and records relating to Taxes, and any other documents relating to the organization, maintenance and existence of Seller as a corporation;

(c)     any equity interests in Seller;

(d)     any rights of Seller under this Agreement or any Ancillary Document to which Seller is a party or any other agreement between Seller and Buyer, and all documents and correspondence related to the negotiation of the transaction contemplated under this Agreement or any other potential competing transaction involving Seller;

(e)     any rights of Seller in any Benefit Plan;

(f)     any property, casualty, Workers’ Compensation, medical, health, dental, vision, or other insurance policy or related insurance services contract held by Seller, and any rights of Seller under any such insurance policy or contract (other than as specifically provided for in Section 1.1(h);

(g)     all rights of Seller in, to and under any Contract that is not a Purchased Contract (collectively, the “Excluded Contracts”);

(h)     the Patents described on Schedule 1.2(h), including without limitation the Brothers and Harrington Patents (the “Excluded Patents”);

(i)     all Tax assets (including duty and Tax refunds and prepayments) of Seller or any of its Affiliates;

(j)     all rights to any Action of any nature available to or being pursued by Seller, whether arising by way of counterclaim or otherwise;

(k)     any other assets set forth on Schedule 1.2(k); and

(l)     all rights, recoveries, refunds, counterclaims, rights to offset, choses in action, rights under all warranties, representations and guarantees of products and equipment, materials or equipment or components thereof, other rights and claims (whether known or unknown, matured or unmatured, contingent or accrued) arising from or relating to the Excluded Assets or the Retained Liabilities.

1.3.        Assumption of Assumed Liabilities. On the terms and subject to the conditions contained in this Agreement, effective at the Closing, Buyer will assume and thereafter pay, perform or otherwise discharge when due only the following Liabilities (collectively, the “Assumed Liabilities”):

(a)     all trade payables relating to the Purchased Assets that are incurred by Seller in the Ordinary Course of Business and are not more than sixty (60) days past due (based on the stated invoice terms for such trade payables) as of the Closing Date (other than payables relating to *** which shall not be outstanding more than one hundred twenty (120) days past the invoice date), which payables shall not include, for the avoidance of doubt, legal and accounting and similar professional fees and expenses of Seller (except as set forth in Section 7.17 of this Agreement);

(b)     all obligations of Seller to be performed under the Purchased Contracts (excluding, for the avoidance of doubt, Excluded Contracts) for periods after the Closing, but excluding, (i) any Liability, whether incurred or arising prior to, on or after the Closing Date, in connection with any breach, default or other failure to perform by Seller under any Purchased Contract or violation by Seller of applicable Law, in any case, occurring prior to the Closing; and (ii) any Liability for restoration obligations or requirements under any Real Property Leases that are Purchased Contracts;

(c)     all Liabilities to the extent arising from or related to the operation of the Business after the Closing (other than in connection with the Purchased Contracts), but excluding any Liability, whether incurred or arising prior to, on or after the Closing Date, in connection with any breach, default or other failure to perform by Seller under any Purchased Contract or violation by Seller of applicable Law occurring at or prior to the Closing;

(d)     all liabilities and obligations of Buyer or its Affiliates relating to employee benefits, compensation, or other arrangements with respect to any Transferred Employee arising on or after the Closing; and

(e)     all liabilities and obligations for Taxes relating to the Business, the Purchased Assets, or the Assumed Liabilities for any taxable period ending after the Closing Date.

1.4.        Retained Liabilities. Except for the Assumed Liabilities as provided in Section 1.3, Buyer shall not assume and shall not be responsible for any Liabilities of Seller (or any Affiliate or predecessor thereof), all of which Liabilities shall be and remain the sole responsibility of Seller (the “Retained Liabilities”), including all of the following Liabilities:

(a)     any Liability in connection with any breach, default or other failure to perform by Seller under any Purchased Contract or violation by Seller of applicable Law occurring prior to the Closing;

(b)     all Liabilities in respect of Actions of or involving third parties against Seller directly arising out of incidents or events occurring prior to the Closing, including all Workers’ Compensation, general liability and other insurance claims with an incident date prior to the Closing Date and any Product Liability Claim;

(c)     any Liability for any Indebtedness of Seller;

(d)     any labor or employment related Liabilities (including accrued vacation pay, and severance and other similar payments payable to Employees in connection with termination of such employment), Action, judgments, damages, costs, expenses (including any Action for severance pay, accrued vacation pay or wrongful discharge), grievances, unfair labor practices and violations of any applicable Law or Order by reason of any act, omission or matter occurring prior to the Closing relating to any Employees;

(e)     any Liability with respect to Employees who do not become Transferred Employees at the Closing in accordance with Section 7.14;

(f)     any Liabilities under any Benefit Plan;

(g)     any Liability with respect to self-insured retention, retrospective premiums and/or deductibles, if applicable, for claims arising from or relating to the period prior to the Closing;

(h)     all Taxes now or hereafter owed by Seller, or attributable to the Business or the ownership, operation or use of the Purchased Assets relating to any period up to and including the Closing Date, including liabilities and obligations for Transfer Taxes resulting from the transactions contemplated by this Agreement that are the responsibility of Seller as provided in Section 11.1;

(i)     any Liabilities of Seller under this Agreement or any Ancillary Document to which Seller is a party or any other agreement between Seller and Buyer;

(j)     any Liability to the extent related to an Excluded Asset; and.

(k)     any Liability relating to or arising from Seller’s operation of the Business for periods prior to the Closing.

1.5.        Consents Not Obtained.

(a)     In the event that Seller fails to obtain prior to the Closing (or otherwise fails to have in full force and effect at the Closing) any consent (including any consent to an assignment of a Contract), Permit, waiver, authorization, order or other approval required to consummate the transactions contemplated by this Agreement without breaching a Purchased Contract or otherwise adversely affecting the ability of Buyer to operate the Business as currently conducted immediately after the Closing or the rights of Buyer with respect to the Purchased Assets or the Assumed Liabilities (any of the foregoing, a “Necessary Consent”), this Agreement shall not constitute an agreement to sell, convey, assign, transfer or deliver any interest in any such instrument, Contract, Permit or other Purchased Asset for which a Necessary Consent is not obtained and in effect as of the Closing, and Seller and Buyer shall, from and after the Closing, continue to use its commercially reasonable efforts to obtain any such Necessary Consent for the benefit of Buyer; provided, however, that, subject to the satisfaction or waiver of the conditions contained in Article VIII, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. Once a Necessary Consent is obtained, the applicable Purchased Asset will be deemed to have been automatically assigned and transferred to Buyer on the terms set forth in this Agreement, effective as of the date of assignment. If any Necessary Consent is not obtained and in full force and effect as of the Closing and as a result thereof, the assignment or transfer of a Purchased Asset is ineffective or the rights or obligations of Buyer with respect to a Purchased Asset or Assumed Liability or Buyer’s ability to operate the Business immediately after the Closing as currently conducted are adversely affected, at Buyer’s request, Seller will enter into a mutually agreeable and reasonable arrangement with Buyer under which (i) Buyer will obtain the benefits and assume, perform and/or promptly reimburse Seller for the obligations thereunder (to the extent otherwise constituting Assumed Liabilities) in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Buyer, or (ii) Seller will enforce for the benefit, and at the direction, of Buyer any and all rights of Seller thereunder, with Buyer assuming Seller’s obligations thereunder (to the extent otherwise constituting Assumed Liabilities).

(b)     Parent and Buyer acknowledge that certain consents to the transactions contemplated by this Agreement may be required from third parties to contracts, leases, licenses, or other agreements to which Seller is a party (all of which consents has been disclosed to Parent and Buyer), and such consents have not been obtained prior to the Closing. Parent and Buyer agree and acknowledge that neither Seller nor Principal will have any liability whatsoever to any Buyer Indemnitee (and no Buyer Indemnitee will be entitled to assert any claims) directly arising out of or directly relating to the failure to obtain any previously disclosed consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration, or termination of any such contract, lease, license, or other agreement as a result thereof. Parent and Buyer further agree that no representation, warranty, covenant, or agreement of Seller contained herein will be breached or deemed breached and no condition of Parent and/or Buyer will be deemed not to be satisfied as a result of the failure to obtain any previously disclosed consent or as a result of any such default, acceleration, or termination or any lawsuit, action, claim, proceeding, or investigation commenced or threatened by or on behalf of any third party arising out of or relating to the failure to obtain any such consent or any such default, acceleration, or termination.

ARTICLE II

PURCHASE PRICE; escrow

2.1.        Purchase Price. Subject to the Closing, in consideration of the sale, assignment, transfer and delivery to Buyer of the Purchased Assets in accordance with and subject to the terms and conditions of this Agreement, at the Closing:

(a)     Buyer shall assume the Assumed Liabilities in accordance with and subject to the terms and conditions of this Agreement;

(b)     Buyer shall pay to Seller, by wire transfer of immediately available funds, an amount equal to Eleven Million U.S. Dollars ($11,000,000) (the “Cash Consideration”) less the Cash Escrow Amount;

(c)     Parent shall issue and deliver to Seller (i) an aggregate number of newly issued shares of Parent’s common stock, par value $0.001 per share (“Parent Common Stock”), with an aggregate value equal to Four Million U.S. Dollars ($4,000,000), with each share valued at the Parent Stock Price (the “Stock Consideration” and collectively with the Cash Consideration, the “Purchase Price”) less (ii) the Holdback Escrow Shares;

(d)     Parent shall deliver to the Escrow Agent, a duly executed certificate evidencing the Holdback Escrow Shares; and

(e)     Buyer shall deliver to the Escrow Agent, an amount equal to Five Hundred Fifty Thousand U.S. Dollars ($550,000) (the “Cash Escrow Amount”) to be held in escrow in accordance with the terms of this Agreement.

2.2.        Escrow.

(a)     At the Closing, Parent, Buyer, and Seller shall enter into an Escrow Agreement, substantially in the form attached as Exhibit A hereto (the “Escrow Agreement”) with Continental Stock Transfer & Trust Company, as escrow agent thereunder (together with any successor escrow agent, the “Escrow Agent”), pursuant to which Parent shall deposit (i) from the Stock Consideration otherwise payable to Seller at the Closing, a number of newly issued shares of Parent Common Stock with an aggregate value equal to Three Million U.S. Dollars ($3,000,000) (such shares including any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Holdback Escrow Shares”) with each share of Parent Common Stock valued at the Escrow Price, along with any dividends, distributions and other earnings thereon and other escrow property (together with the Holdback Escrow Shares, the “Holdback Escrow Property”), to be held by the Escrow Agent in a segregated escrow account (the “Holdback Escrow Account”) and disbursed therefrom in accordance with the terms of this Agreement and the Escrow Agreement; and (ii) the Cash Escrow Amount (the Cash Escrow Amount, together with all interest, gains and other income thereon as reduced by any disbursements (the “Cash Escrow Funds”), by wire transfer of immediately available funds to the Escrow Agent to be held by the Escrow Agent in a segregated escrow account (the “Cash Escrow Account”), and disbursed in accordance with the terms hereof and the Escrow Agreement.

(b)     The Holdback Escrow Property will be used to satisfy potential payments related to any Product Liability Claims; provided, however, that the Holdback Escrow Property shall no longer be subject to any Product Liability Claim and shall be released promptly after the date on which all of the Product Liability Claims outstanding on the Closing Date have been settled or dismissed or Seller has been removed as a party from all such Product Liability Claims. Thereafter, any Holdback Escrow Property remaining in the Holdback Escrow Account shall be disbursed by the Escrow Agent to Seller after receipt by the Escrow Agent of joint written instructions by Buyer and Seller.

(c)     Notwithstanding Section 2.2(a) above, commencing on the first anniversary of the Closing Date, and continuing annually on each subsequent anniversary of the Closing Date (each such date an “Escrow Determination Date”), promptly (but in no event later than ten (10) Business Days after the applicable Escrow Determination Date) Buyer shall determine, and provide Seller with written notice of, the value of the then remaining Holdback Escrow Shares as of the applicable Escrow Determination Date (such amount, the “Annual Holdback Escrow Value”), by calculating the product of (i) the Escrow Price and (ii) the number of Holdback Escrow Shares then held in escrow. In the event that the Annual Holdback Escrow Value for a given Escrow Determination Date exceeds Three Million U.S. Dollars ($3,000,000) (such excess, the “Holdback Release Amount”), Buyer and Seller shall jointly instruct the Escrow Agent to release from the Holdback Escrow Account a number of Holdback Escrow Shares equal to the quotient of the (x) Holdback Release Amount divided by (y) the applicable Escrow Price. Such joint instructions shall be provided to the Escrow Agent not later than seven (7) business days of the date that the Annual Holdback Share Escrow Value is determined. For the avoidance of doubt, in the event that the applicable Annual Holdback Share Escrow Value exceeds Three Million U.S. Dollars ($3,000,000), Seller shall not be required to contribute any additional money or return any Holdback Escrow Shares to the Holdback Escrow Account.

(d)     The Cash Escrow Funds shall serve as a source of security for Seller’s indemnification obligations under Section 10.2. The Cash Escrow Funds shall not be subject to any indemnification claim that is first made after the date which is twelve (12) months after the Closing Date (the “Expiration Date”); provided, however, with respect to any claims made in good faith in accordance with this Agreement on or prior to the Expiration Date (including those that are revised or adjusted in accordance with ARTICLE X after the Expiration Date) that remain unresolved as of the end of the Expiration Date (“Pending Claims”), all or a portion of the Cash Escrow Funds reasonably necessary to satisfy such Pending Claims (as determined with respect to any indemnification claims based on the amount of the indemnification claim included in the Claim Notice provided by a Buyer Indemnitee under ARTICLE X, as it may be revised or adjusted in accordance with ARTICLE X) shall remain in the Cash Escrow Account until such time as such Pending Claim shall have been finally resolved pursuant to the provisions of this Agreement. After the Expiration Date, any Cash Escrow Funds remaining in the Cash Escrow Account that is not subject to (i) Pending Claims or (ii) resolved but unpaid claims in favor of Buyer or other Buyer Indemnitees, shall be disbursed by the Escrow Agent to Seller, and Buyer and Seller shall jointly instruct the Escrow Agent to promptly release such funds. Promptly after the final resolution of all Pending Claims and the payment of all obligations in connection therewith, if any, Buyer and Seller shall jointly instruct the Escrow Agent to promptly disburse any Cash Escrow Funds remaining in the Cash Escrow Account to Seller.

ARTICLE III

EARNOUT

3.1.        Earnout Payments.

(a)     After the Closing, subject to the terms and conditions set forth herein, Seller shall have the contingent right to receive additional payments of Purchase Price based on the performance of certain product lines included in the Purchased Assets during the calendar years 2020, 2021, 2022, 2023 and 2024 (each such calendar year, an “Earnout Year” and such five-year calendar period, the “Earnout Period”), if the requirements as set forth in this ARTICLE III are met.

(b)     subject to the terms and conditions of this Agreement, Seller shall be entitled to receive:

(i)       *** of the Product Line Revenue for calendar year 2020 in excess of *** (the “2020 Earnout Payment”), as additional consideration for the Purchased Assets;

(ii)      *** of the Product Line Revenue for calendar year 2021 in excess of *** (the “2021 Earnout Payment”), as additional consideration for the Purchased Assets;

(iii)     *** of the Product Line Revenue for calendar year 2022 in excess of *** (the “2022 Earnout Payment”), as additional consideration for the Purchased Assets;

(iv)     *** of the Product Line Revenue for calendar year 2023 in excess of *** (the “2023 Earnout Payment”), as additional consideration for the Purchased Assets; and

(v)      *** of the Product Line Revenue for calendar year 2024 in excess of *** (the “2024 Earnout Payment,” and together with the 2020 Earnout Payment, 2021 Earnout Payment, 2022 Earnout Payment, and the 2023 Earnout Payment, collectively the “Earnout Payments”), as additional consideration for the Purchased Assets; provided, however, that the total of all Earnout Payments paid to Seller during the Earnout Period shall in no event exceed Fifteen Million Dollars ($15,000,000) in the aggregate.

(c)     Seller may in its sole discretion elect to receive any or all of the Earnout Payments in cash in immediately available funds or in an equivalent number of shares of Parent Common Stock. If Seller elects for all or any portion of an Earnout Payment to be delivered in shares of Parent Common Stock, the number of such shares shall be equal to the quotient of the (x) the amount of the applicable Earnout Payment to which Seller elects to receive shares of Parent Common Stock divided by (y) the average Closing Price of the Parent Common Stock for the twenty (20) trading days immediately preceding the last day of the applicable Earnout Year.

(d)     The Earnout Payment for any Earnout Year will be paid out no later than the earliest of the date which is (i) thirty (30) calendar days after Parent files its annual audited financial statements for the preceding Earnout Year with the Securities and Exchange Commission (“SEC”), and (ii) 180 days following the end of the applicable Earnout Year.

3.2.        Determination of Earnout Payment. Promptly after the end of an Earnout year (but in no event later than ten (10) calendar days after Parent files its annual audited financial statements for the applicable Earnout Year with the SEC), Buyer will prepare and deliver to Seller a written statement certified by an officer of Buyer (each, an “Earnout Statement”) that sets forth in reasonable detail Buyer’s good faith calculation in accordance with the terms of this ARTICLE III of the Earnout Payment for the preceding Earnout Year, including the Product Line Revenue for such Earnout Year, together with such schedules, data, and other information as may be appropriate to support such calculation. Seller will have thirty (30) days after its receipt of an Earnout Statement to review it. To the extent reasonably required to complete its review of such Earnout Statement, Seller and its Representatives will be provided with reasonable access to the books, records, and working papers of Parent, Buyer and their respective Affiliates used to prepare such Earnout Statement, each of their respective finance personnel and any other information of Parent, Buyer or their Affiliates that Seller reasonably requests relating to the determination of the Earnout Payment for such Earnout Year, and Parent, Buyer and their Affiliates shall cooperate with Seller and its Representatives in connection therewith. Seller may deliver notice to Buyer on or prior to the thirtieth (30th) day after receipt of an Earnout Statement specifying in reasonable detail all disputed items and the basis therefor. If Seller fails to deliver such notice in such thirty (30) day period, Seller will have waived its right to contest such Earnout Statement and the calculations set forth therein of the Earnout Payment and the Product Line Revenue for such Earnout Year; provided, that in the event Parent, Buyer or any of their Affiliates does not provide any data, information, or access reasonably requested by Seller or any of its Representatives in accordance with this Section 3.2 within five (5) days of request therefor (or such shorter period as may remain in such thirty (30) day period), such thirty (30) day period will be extended by one (1) day for each additional day required for Parent, Buyer or their Affiliates to fully respond to such request; provided, further, that such thirty (30) day period will be extended a minimum of ten (10) days following the date on which Parent, Buyer or their Affiliates has fully responded to such request. If Seller notifies Buyer of any objections to an Earnout Statement in such thirty (30) day period, Seller and Buyer will, for a period of thirty (30) days following the date of such notice, attempt to resolve their differences and any written resolution by them as to any disputed amount will be final and binding for all purposes under this Agreement. If, at the conclusion of such thirty (30) day period, Buyer and Seller have not reached an agreement on any objections with respect to the Earnout Statement, then, upon the request of either party, any disputed amounts or items in the Earnout Statement shall be determined by a mutually agreeable and impartial nationally or regionally recognized accounting firm (the “Accountant”). The engagement of and the determination by the Accountant shall be completed within sixty (60) days after such assignment is given to the Accountant, and the Accountant’s decision as to any disputed amount or item set forth in the Earnout Statement shall be an award binding on and shall be non-appealable by Buyer and Seller and enforceable in any court of record. The fees and expenses of the Accountant shall be allocated equally between the Buyer and the Seller. All payments due or owing pursuant to the Accountant’s decision shall be made within five (5) Business Days after final determination of all disputed amounts and items in the Earnout Statement. Each party shall, upon the request of any other party, promptly reimburse such other party for any fees or expenses of the Accountant or part thereof for which it is responsible under this Section 3.2 but which have been paid by such other party.

3.3.       Future Operations. Following the Closing (including during the Earnout Period), Buyer and its Affiliates will be entitled to operate their respective businesses based upon the business requirements of Buyer and its Affiliates. Each of Buyer and its Affiliates will be permitted, following the Closing (including during the Earnout Period), to make changes at its sole discretion to its operations, organization, personnel, accounting practices and other aspects of its business, including actions that may have an impact on the achievement of the Earnout Payments by Seller, and Seller will have no right to claim the loss of all or any portion of an Earnout Payment or other damages as a result of such decisions; provided, however, Parent and Buyer covenant and agree from and after Closing to use good faith, commercially reasonable efforts to preserve and maintain the Business in order to give the Seller a commercially reasonable opportunity to realize Earnout Payments. In furtherance thereof, and notwithstanding anything to the contrary in this Agreement, during the Earnout Period, Parent and Buyer covenant and agree to:

(a)     cause the Business activities and operations to be accounted for separately from any other business activities and operations of Parent and/or Buyer, maintain such books, records, and financial statements with respect thereto as shall be necessary to carry out the provisions of this Agreement, and not liquidate, sell, or otherwise dispose of the Business or substantially all of its assets;

(b)     continue to operate the Business in a manner materially consistent with the manner in which the Business was conducted prior to Closing;

(c)     not permit the Business to enter any transaction other than in the Ordinary Course of Business and on commercially reasonable arms-length terms in the marketplace from third Persons at the time of such transaction;

(d)     provide the Business with sufficient resources to fund capital expenditures supported by firm customer purchase orders and cause the Business to maintain working capital and obtain letters of credit to satisfy its reasonable business needs and growth consistent with past practice; and

(e)     not materially delay or accelerate the launch of any products or services in a manner that is reasonably expected to adversely affect the ability of Seller to receive the Earnout Payments, other than for reasonable commercial purposes.

Notwithstanding anything to the contrary set forth herein or otherwise, Buyer reserves the right to take any actions and make any changes to the Business activities and operations that are expected to have a beneficial effect on Seller’s ability to earn the Earnout Payments, either immediately or in the future, provided that none of the changes shall materially impair or be likely to materially impair Seller’s ability to achieve the Earnout Payments.

3.4.        No Earnout During Breach of Non-Competition Agreement. Notwithstanding anything to the contrary contained in this Agreement, it is the intent of the parties that the Earnout Payments will be made to Seller only if Seller is in compliance in all material respects with its obligations under the Non-Competition Agreement. Accordingly, without limiting any other remedies available to Buyer under this Agreement or the Ancillary Documents or under applicable Law, should Seller or the Principal at any time following the Closing breach in any material respect its obligations under the Non-Competition Agreement, then during the continuance of such material breach (the “Noncompliance Period”), no Earnout Payment shall be made to Seller. If a material breach of the Non-Competition Agreement is cured, then Buyer’s obligation to deliver the Earnout Payments to Seller in accordance with this Agreement shall resume commencing on the next succeeding day; provided, that the Product Line Revenue for any Earnout Year which includes a Noncompliance Period shall be multiplied by a fraction equal to (i) (A) the total number of days in such Earnout Year, minus (B) the total number of days of any Noncompliance Periods during such Earnout Year, divided by (ii) the total number of days in such Earnout Year.

ARTICLE IV

CLOSING

4.1.        Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Ellenoff, Grossman & Schole LLP, 1345 Avenue of the Americas, New York, NY 10105, on a date and at a time to be agreed upon by Seller and the Buyer, which date shall be no later than the third (3rd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived. By mutual agreement of the parties, the Closing may take place by conference call and facsimile (or other electronic transmission of signature pages) with exchange of original signatures by mail if requested. The date on which the Closing actually occurs will be referred to as the “Closing Date.” The parties agree that to the extent permitted by applicable Law and GAAP, the Closing will be deemed effective as of 11:59 p.m. (New York City time) on the Closing Date.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules delivered by Seller to Parent and Buyer, Seller represents and warrants to Parent and Buyer that the statements contained in this ARTICLE V are true and correct as of the date hereof (except with respect to representations and warranties which speak as of an earlier date, which representations and warranties are made only at and as of such date), as follows:

5.1.       Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has full corporate power and authority to own the assets owned by it and conduct its business as and where it is currently being conducted by it. Seller is duly licensed or qualified to do business, and is in good standing as a foreign entity, in all jurisdictions in which its assets or business as currently conducted makes such licensing or qualification necessary, all of which jurisdictions are listed on Schedule 5.1, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.

5.2.        Authorization. Seller has all requisite power and authority to enter into this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller, including requisite approval by Seller’s board of directors (or similar governing board or Person) and stockholders. This Agreement and each Ancillary Document to which Seller is a party have been duly executed and delivered by Seller and, assuming due authorization, execution, and delivery by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

5.3.       Subsidiaries. Except as set forth on Schedule 5.3, Seller does not have any Subsidiaries or have any ownership interest in any other Person; provided, that, notwithstanding anything to the contrary contained in this Agreement, in the event of the breach of the foregoing representation and warranty, without limiting any rights or remedies available under this Agreement, any reference in this Agreement to the Business or the assets, properties, contracts, rights, Liabilities, business, operations, condition or employees of Seller will include those of its Subsidiaries to the extent reasonably applicable.

5.4.       Non-Contravention. Except as set forth on Schedule 5.4, neither the execution, delivery and performance of this Agreement or any Ancillary Documents by Seller, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate or conflict with any provision of the Organizational Documents of Seller, (b) violate or conflict with any Law or Order to which Seller, the Business or the Purchased Assets are bound or subject, (c) with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a default under, or give rise to any right of termination, cancellation or acceleration of any obligation or result in a loss of a material benefit under, or give rise to any obligation of Seller to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any of the terms, conditions or provisions of any Contract to which Seller is a party or by which Seller or the Purchased Assets are bound, (d) result in the imposition of a Lien (other than a Permitted Lien) on any Purchased Asset or (e) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Authority, except in the cases of clauses (b), (c), (d), and/or (e) above, as would not have a Material Adverse Effect.

5.5.       Financial Statements; Financial Books and Records. Attached to Schedule 5.5 are true and correct copies of (a) unaudited balance sheets, income statement and statement of cash flows of Seller, as of and for each of the fiscal years ended December 31, 2017 and December 31, 2018, and (b) the unaudited balance sheet and income statement of Seller as of and for the six-month period ended June 30, 2019 (such financial statements described in clauses (a) and (b), collectively, the “Financial Statements”). The Financial Statements are true, correct and complete in all material respects consistent with past practices, and present fairly and accurately, consistent with past practices, the financial condition and results of operations of Seller as of the respective dates thereof and for the periods specified therein, subject, in the case of the interim financial statements, to normal year-end adjustments and the absence of notes.

5.6.        Absence of Changes. Since December 31, 2018, except as contemplated by this Agreement or as otherwise set forth on Schedule 5.6, (a) Seller has conducted its business only in the Ordinary Course of Business in all material respects and (b) there has not been any change or development which, individually or in the aggregate, has had a Material Adverse Effect. Without limiting the previous sentence, since December 31, 2018, except as contemplated by this Agreement or as otherwise set forth on Schedule 5.6, Seller has not approved, taken or otherwise effected any of the following transactions or actions: (i) sold, transferred, leased or otherwise disposed of any material assets that would constitute Purchased Assets if owned by Seller on the Closing Date other than in the Ordinary Course of Business; (ii) permitted any of the Purchased Assets to be subject to any Lien (other than the Permitted Liens) other than in the Ordinary Course of Business; (iii) cancelled or compromised any debt or waived or released any material right of Seller in connection with the Business; (iv) changed or modified in any material respect the credit, collection or payment policies, procedures or practices of the Business, including accelerating collections of receivables of the Business; (v) failed to pay any creditor, customer or subcontractor of Seller in connection with the Business when due, unless such amount was being contested in good faith by Seller; or (vi) changed Seller’s accounting principles applicable to the Business.

5.7.        Title to and Sufficiency of Assets.

(a)     Seller has good and marketable title to, or other legal rights to possess and use, all of the Purchased Assets, free and clear of all Liens except for Permitted Liens. Upon delivery of the Purchased Assets to Buyer at the Closing in accordance with this Agreement, good and marketable title to all of the Purchased Assets owned by Seller or a legal right to possess and use all of the Purchased Assets leased or licensed by Seller, free and clear of all Liens (other than Permitted Liens or Liens incurred or imposed by Buyer), will pass to Buyer.

(b)     Except for the Excluded Assets, the Purchased Assets constitute all of the assets, rights and properties that are used in or are necessary for the operation of the Business as it is currently conducted.

5.8.        Properties. All machinery, fixtures, furniture, equipment, and motor vehicles of Seller with a net book value or fair market value of greater than Five Thousand U.S. Dollars ($5,000) are set forth on Schedule 5.8. The Purchased Personal Property is in good operating condition and repair, normal wear and tear excepted. Schedule 5.8 contains an accurate and complete list and description of leases in respect of the Purchased Personal Property, including all amendments, terminations, modifications and waivers thereof (collectively, the “Personal Property Leases”). Seller does not own and has never owned any real property or any interest in real property. Schedule 5.8 contains a complete and accurate list of all premises leased or subleased or otherwise used or occupied by Seller or the Business (the “Leased Premises”), including all leases, lease guarantees, amendments, terminations, modifications and waivers thereof (collectively, the “Real Property Leases” and together with the Personal Property Leases, the “Leases”). Seller has provided or made available to Buyer a true and complete copy of each of the Leases, and in the case of any oral Lease, a written summary of the material terms of such Lease. Each of the Leases are valid, binding and enforceable on Seller in accordance with their terms thereof and are in full force and effect. There are no existing defaults under the applicable Lease by Seller or, to the Knowledge of Seller, any other party thereto, and Seller has not received written notice of any such default. Seller has not waived any rights under any Lease which would be in effect at or immediately after the Closing. To the Knowledge of Seller, all leasehold improvements and fixtures located on the Leased Premises are (a) structurally sound with no material defects, (b) in good operating condition and repair, subject to ordinary wear and tear, (c) not in need of maintenance or repair except for ordinary routine maintenance and repair, (d) in conformity in all material respects with all applicable Laws relating thereto currently in effect and (e) are located on the Leased Premises.

5.9.        Intellectual Property. Schedule 5.9 sets forth: (a) all U.S. and foreign registrations of Intellectual Property (and applications therefor) owned by Seller in which Seller is the owner, applicant, or assignee except for the Excluded Patents (“Registered IP”); (b) all material unregistered Intellectual Property owned or purported to be owned by Seller; and (c) all licenses, sublicenses and other agreements (“IP Licenses”) (other than shrink wrap licenses or other similar licenses for commercial off-the-shelf software with an annual license fee of Five Thousand U.S. Dollars ($5,000) or less (which are not required to be listed, but are “IP Licenses” as that term is used herein)), under which Seller is a licensee or otherwise is authorized to use any Intellectual Property. All Registered IP is valid and in force and owned exclusively by Seller without obligation to pay royalties, licensing fees or other fees, or otherwise account to any other Person with respect to such Registered IP. Seller either owns, free and clear of all royalties or other Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, or is a licensee or is otherwise authorized to use and to transfer or assign, all Intellectual Property currently used, licensed or held for use by Seller with respect to the Business, and previously used or licensed by Seller (“Seller IP”), and there are no agreements which restrict or limit the use of Seller IP by Seller other than as set forth on the face of the IP Licenses. The Seller IP is valid and enforceable, and, to the Knowledge of Seller, the Seller IP does not violate any Trade Secret agreement and does not infringe on any Intellectual Property or proprietary rights of any Person in any country. Seller has not licensed or sublicensed out any of its owned or licensed Intellectual Property. Seller has a valid and enforceable license to use all Intellectual Property that is the subject of the IP Licenses. Seller has performed all material obligations imposed on it in the IP Licenses, has made all payments required to date, and is not, nor, to the Knowledge of Seller, is any other party thereto, in breach or default thereunder. All commercially reasonable action to maintain and protect the Seller IP has been taken by Seller, and all maintenance fees, Taxes, annuities and renewal fees have been paid and all other necessary actions to maintain owned Seller IP have been taken through the Closing. To the Knowledge of Seller, Seller has not interfered with, infringed upon or misappropriated any Intellectual Property rights of third parties in connection with the ownership of the Purchased Assets or the operation of the Business, and Seller has not received any written notice of claim that any of the Seller IP has expired, is not valid or enforceable in any country or that it or the operation of the Business infringes upon, conflicts with or misappropriates any Intellectual Property of any third party. Except as set forth on Schedule 5.9, Seller has not given any notice of infringement to any third party with respect to any Seller IP nor become aware of facts or circumstances evidencing the infringement by any third party of any Seller IP. To the Knowledge of Seller, (i) there has been no misappropriation of any Trade Secrets or other confidential Seller IP by any current or former employee, independent contractor, consultant or agent of Seller, or by any other Person, (ii) no current or former employee, independent contractor, consultant or agent of Seller has misappropriated any Trade Secrets of any other Person in the course of his, her or its performance as an employee, independent contractor, consultant or agent of Seller, (iii) no current or former employee, independent contractor, consultant or agent of Seller is in default or breach of any term of any employment agreement, non-disclosure agreement, non-compete obligation, assignment of invention agreement or similar agreement or contract with Seller relating in any way to the protection, ownership, development, use or transfer of Seller IP and (iv) each employee, consultant and independent contractor of Seller has assigned to Seller all Intellectual Property arising from the services performed for Seller by such Person. Seller is not a party to any Contract that requires Seller to assign to any Person any of its rights in any Intellectual Property developed by Seller under such Contract. To the Knowledge of Seller, no Person has obtained unauthorized access to third party information and data in Seller’s possession, nor has there been any other compromise of the security, confidentiality or integrity of such information or data.

5.10.     Contracts. Schedule 5.10 contains a complete, current and correct list of all material Contracts to which Seller is a party or by which any of the Purchased Assets are bound. True and correct copies of all such Contracts have been provided or made available to Buyer (along with any amendments thereto), including written summaries of material terms of oral Contracts. Each such Contract is a valid, binding and enforceable obligation of Seller and, to Seller’s Knowledge, of the other party or parties thereto, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), and each such Contract is in full force and effect. Except as set forth on Schedule 5.10, neither Seller nor, to Seller’s Knowledge, any other party thereto is in material breach of or default under any term of any such Contract or has repudiated any term of any such Contract. During the three (3) year period prior to the date of this Agreement, Seller has not received any written or, to Seller’s Knowledge, oral notice of termination, cancellation or non-renewal, or request to materially amend or modify the terms thereof (other than negotiations in the Ordinary Course of Business), that is currently in effect with respect to any such Contract. Except as set forth on Schedule 5.10, to Seller’s Knowledge, no event has occurred which either entitles, or would, with notice or lapse of time or both, entitle any party to any such Contract to declare a material breach or default under any such Contract or to accelerate, or which does accelerate, the maturity of any obligation of Seller (or its assignee) under any such Contract. . Except as set forth on Schedule 5.10, to the Knowledge of Seller, there is no reason to believe that any such Contract with a customer will not remain in effect immediately after the Closing. Except as set forth on Schedule 5.10, no such Contract contains any covenant (a) limiting in any respect the right of Seller or its Affiliates to engage in any line of business, to make use of any of its Intellectual Property or compete with any Person in any line of business or in any geographic region, (b) imposing non-solicitation restrictions on Seller or its Affiliates, (c) granting to the other party any exclusivity or similar provisions or rights or (d) providing “most favored customers” or other preferential pricing terms for the services of Seller or its Affiliates. Buyer and Seller acknowledge and agree that Seller shall have the right, in accordance with Section 7.19, to update Schedule 5.10 prior to the Closing to reflect the Undisclosed Contracts.

5.11.     Litigation. Except for the Product Liability Claims and as set forth on Schedule 5.11, there is no (a) Action of any nature pending or, to the Knowledge of Seller, threatened, or (b) Order now pending, or previously rendered since January 1, 2017, in either case of (a) or (b), by or against Seller or any of the Purchased Assets or, to Seller’s Knowledge, any of its current or former directors or officers which, if adversely determined, would reasonably be expected to materially and adversely affect any of the Business, Purchased Assets or the Assumed Liabilities. During the past five (5) years, none of Seller’s current or former directors or officers has been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud. Seller does not have any material Action pending against any other Person.

5.12.     Compliance with Laws; Permits. Seller is in compliance with, and for the past three (3) years has complied, in all material respects with all applicable Laws and Orders in respect of the Business and the ownership, operation, use or possession of the Purchased Assets. Since January 1, 2017, none of the operation, activity, conduct and transactions of the Business or the ownership, operation, use or possession of the Purchased Assets materially violates, or with or without the giving of notice or passage of time, or both, will materially violate, conflict with or result in a material default, right to accelerate or loss of rights under, any terms or provisions of any Lien, Contract set forth on Schedule 5.10 or any Law or Order to which Seller is a party or by which Seller, the Business or any of the Purchased Assets are bound or affected. Since January 1, 2017, Seller has not received any written or, to the Knowledge of Seller, oral notice from any Governmental Authority of any actual or alleged violation or non-compliance with applicable Laws. Seller owns or possesses all right, title and interest in all material Permits required to own the Purchased Assets and conduct the Business as now being conducted except as would not have a Material Adverse Effect, and all such Permits are listed on Schedule 5.12 and are valid and in full force and effect. Seller is in compliance in all material respects with the terms and conditions of such Permits.

5.13.     Prohibited Business Practices. Neither Seller nor any of its directors, officers or employees, nor, to the Knowledge of Seller, any other Representative acting on behalf of Seller, is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC. In the last six (6) fiscal years, Seller has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any other Person, in connection with any sales or operations in any country sanctioned by OFAC or for the purpose of illegally financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC. Neither Seller, nor, to the Knowledge of Seller, any of its Representatives acting on its behalf, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payment or offered anything of material value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (c) made any other unlawful payment, or (iv) violated any applicable money laundering or anti-terrorism law or regulation, nor have any of them otherwise taken any action which would reasonably cause Seller to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law of similar effect.

5.14.     Employees; Consultants; Labor Matters.

(a)     Schedule 5.14(a) contains a complete and correct list of all employees of Seller whose employment relates to the Business (collectively, the “Employees”), (i) showing for each Employee the Employee’s name, job title or description, salary level (including any non-discretionary bonus or deferred compensation arrangements), accrued vacation and sick pay, and (ii) also showing any bonus, commission or other remuneration other than salary paid during the calendar year ending December 31, 2018 or during the calendar year 2019. Each Employee is employed “at will.” Each Employee has entered into Seller’s standard form of employee non-disclosure agreement with Seller, a copy of which has been previously delivered or made available to Buyer.

(b)     Schedule 5.14(b) contains a list of all consultants and independent contractors currently engaged by Seller in connection with the Business, along with the position, date of retention and rate of remuneration, for each such Person.

(c)     Seller is not a party to any collective bargaining agreement or other Contract with any group of Employees or any labor organization or other Representative of any of the Employees, and Seller has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent any Employees. With respect to the conduct of the Business and the use of the Purchased Assets: (i) Seller is in compliance with all employment Contracts to which it is a party and all applicable Laws and Orders respecting employment and employment practices, terms and conditions of employment and wages and hours, including any respecting employment discrimination, overtime, recordkeeping, and occupational safety and health requirements, and is not engaged in any unfair labor practice; (ii) there is no labor strike, slowdown or stoppage actually pending or, to the Knowledge of Seller, threatened against or directly affecting Seller; (iii) Seller has not experienced any work stoppage or other similar labor difficulty (other than in the Ordinary Course of Business); (iv) Seller is not delinquent in payments to any Employees for any wages (including overtime), salaries, commissions, bonuses or other compensation for any services performed by them or amounts required to be reimbursed to Employees under applicable Laws or Orders, or Seller agreements with such Employees or Seller policies; (v) there are no pending or, to the Knowledge of Seller, threatened unfair or discriminatory employment practice charges pending before the Equal Employment Opportunity Commission, or any comparable federal, state or local Governmental Authority or the U.S. Department of Labor or any comparable state or local Governmental Authority; (vi) there are no wrongful discharge claims nor any other similar type of claims brought by or on behalf of any past or present employees of the Business pending or, to the Knowledge of Seller, threatened against Seller; and (vii) upon termination of the employment of any Employee, neither Seller nor Buyer will by reason of anything done prior to the Closing be liable to any of said Employees for vacation pay, severance pay, wrongful termination damages or any other payments (other than any legal obligations of Seller to pay accrued vacation pay and accrued sick pay to its terminated employees pursuant to applicable Laws, Seller agreements with such Employees and/or Seller policies). With respect to the conduct of the Business and the Employees, Seller has complied in all material respects with all applicable Laws and Orders relating to the payment and withholding of Taxes and has timely withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over for all periods under all such Laws and Orders. Seller currently does not retain and has not retained any Person in the two (2) years immediately preceding the Closing who has been misclassified as an independent contractor to render services on behalf of the Business when such Person should have been properly classified as an employee under applicable Laws. Seller has not misclassified any Employees as exempt from overtime when such employee should have been entitled to overtime under applicable Laws.

5.15.     Benefit Plans. Schedule 5.15 contains a complete and correct list of all Benefit Plans with respect to the Business as currently conducted. With respect to each Benefit Plan: (a) such Benefit Plan has been operated, administered and enforced in accordance with its terms and all applicable Laws, including ERISA and the Code (including, to the extent not exempt from, Section 409A thereof); (b) to the Knowledge of Seller, no breach of fiduciary duty has occurred; (c) no Action is pending, or to the Knowledge of Seller, threatened (other than routine claims for benefits arising in the ordinary course of administration); (d) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (e) all contributions and premiums due through the Closing Date have been made as required under ERISA. With respect to each Benefit Plan, Seller has provided or made available to Buyer accurate and complete copies, if applicable, of: (i) all Benefit Plan texts and agreements and related trust agreements or annuity contracts (including any amendments, modifications or supplements thereto); (ii) all employee communications (including all summary plan descriptions and material modifications thereto) for the most recent plan year; (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the IRS; (vii) the most recent actuarial valuation; and (viii) all material communications with any Governmental Authority from the past three (3) years. No Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code. Seller is not and has not in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code. Seller does not currently maintain and has not ever never maintained, or is required currently or has ever been required to participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

5.16.     Tax Matters. Seller has timely filed all Tax Returns required to have been filed by it, all such Tax Returns are accurate and complete in all material respects and Seller has paid all Taxes owed by it which were due and payable (whether or not shown on any Tax Return). There is no current Action against or affecting Seller, the Business or the Purchased Assets by a Governmental Authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction, and there are no pending or ongoing audits or assessments of Seller’s Tax Returns by a Governmental Authority. There are no Liens for Taxes upon the Purchased Assets, except for Permitted Liens.

5.17.     Environmental Matters. In connection with Seller’s ownership of the Purchased Assets (including the Leased Premises) and the operation of the Business on or prior to the Closing Date, to the Knowledge of Seller: (a) Seller has complied in all material respects with all applicable Environmental Laws; (b) Seller has not received written notice of any Actions pending or threatened against Seller or the Purchased Assets relating to any Environmental Conditions or any applicable Environmental Laws or related Permits; and (c) Seller does not have any environmental audits, environmental assessments, reports, sampling results, correspondence with Governmental Authorities or other environmental documents relating to Seller’s past or current properties, facilities or operation. Except for Hazardous Materials used, stored, disposed, or present in compliance with Environmental Laws on or about the Leased Premises, to Seller’s Knowledge, there are no Hazardous Materials in material quantities that are being stored or are otherwise present on, under or about the Leased Premises. To the Knowledge of Seller, Seller has not operated any above-ground or underground tanks, drum storage areas, disposal sites, or landfills, or created any Environmental Conditions at the Leased Premises. To the Knowledge of Seller, Seller has not released any Hazardous Materials on, under or about any real property constituting or connected with the Leased Premises that requires investigation or remediation pursuant to Environmental Law or that otherwise is in violation of any requirement of any Environmental Law. The representations and warranties set forth in this Section 5.17 are Seller’s sole and exclusive representations and warranties regarding environmental matters and Liabilities.

5.18.     Insurance. Seller currently maintains insurance in amounts reasonably sufficient for the Business and the Purchased Assets and in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Business operates. Schedule 5.18 contains an accurate and complete description of all policies of fire, general liability, theft, life, Workers’ Compensation, health, partners, and other forms of insurance owned or held by Seller relating to the Business or the Purchased Assets, specifying the insurer and amount of coverage, type of insurance, policy number and any pending claims thereunder. All such policies are in full force and effect and all premiums with respect thereto are currently paid and none are due or delinquent, and are valid, outstanding and enforceable policies.

5.19.     Top Suppliers and Customers. Schedule 5.19 lists, by dollar volume paid or received, respectively, by Seller for each of the calendar year 2018 and the six month period ended June 30, 2019, the ten (10) largest suppliers of goods or services (the “Top Suppliers”) and the twenty (20) largest customers of the Business (the “Top Customers”). No Top Supplier or Top Customer within the last twelve (12) months has threatened in writing to cancel or, to the Knowledge of Seller, intends to cancel or otherwise terminate any relationships of such Person with Seller. No Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Knowledge of Seller, threatened in writing to stop, decrease or limit materially products or services to Seller or its usage or purchase of the products or services from Seller. Seller has not within the past year been engaged in any material dispute with any Top Supplier or Top Customer. Other than negotiations in the Ordinary Course of Business, no Top Customer has indicated in writing that it intends to effect a change in the Contract that would reduce the profit margin that the Business is expected to achieve in such Contract or otherwise change the material terms of such Contract or change the type of Contract by which such customer purchases good and/or services from Seller. To the Knowledge of Seller, the acquisition by Buyer of the Purchased Assets and the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not, in and of itself, materially negatively affect the relationship of the Business with any Top Supplier or Top Customer.

5.20.     Transactions with Related Persons. Except as set forth on Schedule 5.20, no Affiliate of Seller, or any officer, manager, director, trustee or beneficiary of Seller or its Affiliate, or any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently a party to any outstanding Contract with Seller that relates to the Business or the Purchased Assets, and no Related Person owns any property or right (including Intellectual Property) which is used in the Business as currently conducted. The Purchased Assets do not include any receivable or other obligation from a Related Person, and the Assumed Liabilities do not include any payable or other obligation or commitment to any Related Person.

5.21.     Solvency. Seller is not entering into this Agreement with the intent to hinder, delay or defraud any Person to which Seller is indebted. After the Closing and after giving effect to this Agreement and the other transactions contemplated hereby, Seller expects and believes in good faith that it will not be insolvent (either because its financial condition will be such that the sum of its debts is greater than the fair value of its assets or because the present fair salable value of its assets would be less than the amount required to pay its probable liability on debts as they become absolute and matured).

5.22.     No Brokers. Except for any Person whose fees and expenses will be paid in full by Seller, neither Seller nor any of its Representatives on its behalf has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

5.23.     No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE V (including the Disclosure Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty of merchantability or fitness for a particular purpose or as to the accuracy or completeness of any information regarding the Business and/or the Purchased Assets furnished or made available to Parent, Buyer and/or any of their Representatives (including any information, documents, or material delivered to Parent or Buyer or made available to Parent or Buyer in the data room, management presentations, or in any other form in expectation of the transactions contemplated hereby) or as to Seller, its operations, Business, assets, liabilities, capitalization, condition, or prospects or the Ancillary Documents or the transactions contemplated by this Agreement or the Ancillary Documents, or any representation or warranty arising from statute or otherwise in law.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Except as set forth in (i) the Disclosure Schedules delivered by Buyer and Parent to Seller or (ii) in the SEC Reports filed prior to the date hereof, Parent and Buyer jointly and severally represent and warrant to Seller that the statements contained in this ARTICLE VI, are true and correct as of the date hereof (except with respect to representations and warranties which speak as of an earlier date, which representations and warranties are made only at and as of such date), as follows:

6.1.       Organization and Qualification. Each of Parent and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own the assets owned by it and conduct its business as and where it is currently being conducted by it. Buyer is a wholly-owned subsidiary of Parent. Each of Parent and Buyer is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction where such qualification or license is required, except where the failure to be so qualified or be so licensed would not have a material adverse effect on the ability of Parent or Buyer to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which either Parent or Buyer is a party (a “Buyer Material Adverse Effect”).

6.2.       Authorization. Each of Parent and Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents to which Parent or Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent or Buyer, as applicable. This Agreement and each Ancillary Document to which Parent or Buyer is a party have been duly executed and delivered by such Party and, assuming due authorization, execution, and delivery by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

6.3.       Non-Contravention. Neither the execution, delivery, and performance of this Agreement or any Ancillary Document by Parent or Buyer, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate or conflict with any provision of Parent’s or Buyer’s Organizational Documents, (b) violate or conflict with any Law or Order to which Parent or Buyer or any of their respective business or assets are bound or subject or (c) with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a default under, or give rise to any right of termination, cancellation or acceleration of any obligation or result in a loss of a material benefit under, or give rise to any obligation of Parent or Buyer to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any of the terms, conditions or provisions of any Contract or Permit to which Parent or Buyer is a party or by which it or any of their respective properties may be bound or affected, other than, in the cases of clauses (b) and (c), such violations and conflicts which would not reasonably be expected to have a Buyer Material Adverse Effect.

6.4.       Litigation. There is no Action pending or, to the Knowledge of Buyer, threatened, or any Order rendered, against or involving Parent or Buyer or any of their respective officers, directors, stockholders, properties, assets or businesses, whether at law or in equity, which would reasonably be expected to have a Buyer Material Adverse Effect.

6.5.       No Brokers. None of Parent, Buyer or any of their respective Representatives on their behalf has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

6.6.       Ability to Pay and Perform. Buyer has access to immediately available funds in an amount sufficient to pay the Cash Consideration, and each of Parent and Buyer has access to immediately available funds in an amount sufficient to perform all of its obligations pursuant to, and to consummate the transactions contemplated by, this Agreement and each of the Ancillary Documents to which Parent or Buyer is a party.

6.7.       Solvency. Neither Parent nor Buyer is not entering into this Agreement with the intent to hinder, delay or defraud any Person to which either Parent or Buyer is indebted. After the Closing and after giving effect to this Agreement and the other transactions contemplated hereby, each of Parent and Buyer expects and believes in good faith that it will not be insolvent (either because its financial condition will be such that the sum of its debts is greater than the fair value of its assets or because the present fair salable value of its assets would be less than the amount required to pay its probable liability on debts as they become absolute and matured).

6.8.       Independent Investigation. Buyer has conducted its own independent investigation, review, and analysis of the Business, the Purchased Assets, results of operations, prospects, condition (financial or otherwise), and other assets of Seller and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller, the Business, and the Purchased Assets for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and the Ancillary Documents and to consummate the transactions contemplated hereunder and thereunder, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article V of this Agreement (including the Disclosure Schedules); (b) none of Seller or any other Person has made any representation or warranty as to Seller, the Business, the Purchased Assets, or this Agreement, except as expressly set forth in Article V of this Agreement (including the Disclosure Schedules); and (c) none of Seller or any other Person acting on behalf of Seller or the Business shall have any liability to Parent, Buyer or any other Person with respect to any projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future condition (financial or otherwise) of the Business or the future business, operations, or affairs of the Business.

6.9.       Parent Common Stock.

(a)     Schedule 6.9(a) sets forth the total number and class of all equity securities issued and outstanding with respect to Parent.

(b)     All issued and outstanding equity securities of Parent have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of and are not subject to any right of rescission, right of first refusal or preemptive right, or transfer restriction, and have been offered, issued, sold, and delivered by Buyer in compliance with all applicable requirements of Law (including applicable securities Laws), free and clear of all Liens. Schedule 6.9(b) lists each Contract relating to the equity securities of Parent that contains any voting rights, information rights, registration rights, financial statement requirements, or other terms that would survive the Closing.

(c)     There are no equity appreciation rights, options, restricted equity, restricted equity securities, “phantom” equity (or similar securities or rights that are derivative or provide economic benefits based, directly or indirectly, on the value or price of any equity securities of Buyer), warrants, calls, conversion privileges or preemptive or other similar rights or Contracts outstanding to purchase or otherwise acquire any equity securities of Buyer or any securities or debt convertible into or exchangeable for equity securities of Buyer or obligating Buyer to grant, extend, or enter into any such equity appreciation right, option, restricted equity, restricted equity securities, “phantom” equity, warrant, call, conversion privilege or preemptive or other similar right. There are no voting agreements, registration rights, rights of first refusal, preemptive rights, co-sale rights or other similar restrictions applicable to any outstanding equity securities of Buyer.

(d)     The Stock Consideration, when issued to the Seller in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid, and non-assessable and will be owned, beneficially and of record, by Seller.

6.10.     No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE VI (including the Disclosure Schedules hereto), the Ancillary Documents or in any document, exhibit, annex, statement, certificate or schedule which is furnished or to be furnished by Parent or Buyer pursuant to Section 8.2(c) in connection with the Closing, none of Parent, Buyer, or any of their respective Representatives, or any other Person on behalf of Buyer, makes any express or implied representation or warranty to Seller, at law or in equity, in respect of Parent, Buyer, or their respective operations, business, assets, liabilities, capitalization, condition or prospects or the Ancillary Documents or the transactions contemplated by this Agreement or the Ancillary Documents, and each of Parent and Buyer hereby disclaims any such representation or warranty.

ARTICLE VII
COVENANTS

7.1.       Access and Information. During the Interim Period, Seller shall give, and shall direct its Representatives to give, Parent and Buyer and their respective Representatives, at reasonable times during normal business hours and upon reasonable intervals and advance written notice, access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Seller, as Parent, Buyer or their respective Representatives may reasonably request regarding Seller and its Business, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and instruct each of Seller’s Representatives to reasonably cooperate with Parent, Buyer and their respective Representatives in their investigation; provided, however, (i) that Parent, Buyer and their respective Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Seller, (ii) Parent and Buyer shall, and shall cause their respective Representatives to, at all times prior to the Closing, hold in confidence all information provided to Parent, Buyer or their respective Representatives prior to the Closing by or on behalf of Seller and/or Principal in accordance with the terms of the Confidentiality Agreement, and (iii) none of Parent, Buyer or any of their respective Representatives shall have any right to perform invasive or subsurface investigations with respect to any real property. Notwithstanding anything to the contrary in this Agreement, Parent, Buyer and their respective Representatives will not contact and/or communicate with the employees, customers, suppliers, vendors, and other business relations of Seller or any of its Affiliates in connection with the transactions contemplated hereby without prior consultation with and written approval of Seller, which approval may be granted or withheld in Seller’s sole discretion. Parent and Buyer shall, and shall cause their respective Representatives to, abide by the terms of any confidentiality agreement with respect to such access and any information furnished to it or its Representatives. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose or make available any information to Parent, Buyer or their respective Representatives if such disclosure or availability would, in Seller’s sole discretion: (a) cause significant competitive harm to Seller and its Business if the proposed transaction is not consummated; (b) jeopardize any attorney-client or other privilege; or (c) contravene any applicable Law, fiduciary duty, or binding agreement entered into by Seller prior to the date hereof.

7.2.       Conduct of Business. Unless Parent or Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned, or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 9.1 or the Closing (the “Interim Period”), except as expressly contemplated by this Agreement, or as set forth on Schedule 7.2, Seller shall (i) conduct the Business, in all material respects, in the Ordinary Course of Business, (ii) comply in all material respects with all Laws applicable to Seller and the Business, and (iii) take all commercially reasonable measures to preserve intact, in all material respects, its goodwill and relations with its customers, vendors, regulators, employees and other persons with which it has significant business or other relationships, consistent with past practice. Notwithstanding anything in this Agreement to the contrary, Seller and the Principal and may use all available cash to pay any transaction fees or Indebtedness prior to the Closing, for distributions or dividends, or for any other purpose or other action in furtherance of its or their obligations under this Agreement or in anticipation of the consummation of the transactions contemplated hereby.

7.3.        No Solicitation.

(a)     For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of Seller (other than in the Ordinary Course of Business consistent with past practice) or (y) a material portion of the shares or other equity interests or profits of Seller, in any case, whether such transaction takes the form of a sale of shares or other equity, assets, merger, consolidation, recapitalization, issuance of debt securities, management Contract, joint venture or partnership, exclusive license or otherwise.

(b)     During the Interim Period, in order to induce Parent and Buyer to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, Seller shall not, and shall cause its Representatives to not, without the prior written consent of Parent or Buyer, directly or indirectly, (i) solicit, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding Seller or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than Parent, Buyer or their Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which Seller is a party.

(c)     Seller shall notify Parent and Buyer as promptly as practicable (and in any event within three (3) Business Days) orally and in writing of the receipt by Seller or any of its Representatives of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could reasonably be expected to result in an Acquisition Proposal and any request for material non-public information relating to Seller or its Affiliates. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

(d)     In the event that during the Interim Period Seller enters into a letter of intent, agreement or other binding commitment relating to any Alternative Transaction (however structured), Seller shall pay promptly thereafter (but in no event later than three (3) Business Days) to Buyer an amount equal to Buyer’s reasonable and documented costs and expenses (including reasonable attorneys’ fees and costs) incurred in connection with the transactions contemplated by this Agreement, including the structuring, investigation, documentation and negotiation of the proposed transaction, which amount shall in no event exceed One Hundred Thousand U.S. Dollars ($100,000).

7.4.       Notification of Certain Matters. During the Interim Period, Seller shall give prompt notice to Parent and Buyer if Seller: (a) fails to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder in any material respect; (b) receives any written notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance in any material respect with any applicable Law by Seller; (c) receives any written notice or other communication in writing from any Governmental Authority with respect to the transactions contemplated by this Agreement; (d) makes a determination that an event would reasonably be likely to have a Material Adverse Effect on Seller, its businesses or its ability to consummate the Proposed Transaction; or (e) becomes aware of the commencement or threat, in writing, of any Action against Seller or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such party, any officer, director, partner, member or manager, in his, her or its capacity as such, of Seller with respect to the consummation of the transactions contemplated by this Agreement; provided, however, that Seller shall not be required to provide any notice if such disclosure would, in Seller’s sole discretion: (i) jeopardize any attorney-client or other privilege; or (ii) contravene any applicable Law, fiduciary duty, or binding agreement entered into by Seller prior to the date hereof. No such notice shall constitute an acknowledgement or admission by the party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

7.5.      Further Assurances. In the event that at any time after the Closing any further action is reasonably necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, at the sole cost and expense of the requesting party (unless otherwise specified herein or unless such requesting party is entitled to indemnification therefor under ARTICLE X in which case, the costs and expense will be borne by the parties as set forth in ARTICLE X).

7.6.       Reserved.

7.7.       Confidentiality. Seller shall, and shall cause its Representatives to: (a) treat and hold in strict confidence any Confidential Information, and will not use for any purpose (other than in furtherance of its authorized duties on behalf of Buyer or its Affiliates or in connection with its rights under this Agreement), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Confidential Information without Parent’s or Buyer’s prior written consent; (b) in the event that Seller becomes legally compelled to disclose any Confidential Information, to, if permitted by Law, provide Buyer with prompt written notice of such requirement so that Buyer or an Affiliate thereof may seek a protective order or other remedy, at Buyer’s sole cost and expense, or so that Parent or Buyer may waive compliance with this Section 7.7; (c) in the event that such protective order or other remedy is not obtained, or Parent or Buyer waives compliance with this Section 7.7, to furnish only that portion of such Confidential Information which is legally required to be provided and to exercise their commercially reasonable efforts, at Buyer’s sole cost and expense, to obtain assurances that confidential treatment will be accorded such Confidential Information; and (d) upon written request of Buyer, to promptly furnish to Buyer or destroy (at the election of Seller) any and all copies (in whatever form or medium) of all Confidential Information, including any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, that notwithstanding anything to the contrary in this Agreement, Seller and its Representatives may retain Confidential Information: (i) stored in standard archival or computer back-up systems or retained pursuant to such Person’s normal document retention practices, for litigation and regulatory purposes or to the extent required by Law, and/or (ii) pursuant to their professional accounting or legal obligations or bona fide document retention policy requirement.

7.8.       Publicity

(a)     No party hereto shall, and each shall cause their respective Representatives not to, disclose, make or issue, any statement or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby (including the terms, conditions, status or other facts with respect thereto) to any third parties (other than its Representatives who need to know such information in connection with carrying out or facilitating the transactions contemplated hereby or in connection with its rights under this Agreement) without the prior written consent of the other parties (such consent not to be unreasonably withheld, delayed or conditioned), except (i) in the case of Seller, as required by applicable Law after conferring with Buyer concerning the timing and content of such required disclosure, and (ii) in the case of Buyer, as may be required of Buyer or its Affiliates by applicable Law (including any SEC position) or securities listing or trading requirement.

(b)     Buyer and its Affiliates shall have the right to file a current report on Form 8-K (the “Signing Filing”) and a description of this Agreement as required by Federal Securities Laws, which Seller may review and comment upon prior to filing (and Buyer shall consider such comments in good faith). After the Closing (but in any event within four (4) Business Days thereafter), Buyer and its Affiliates shall have the right to issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”); provided, that the contents of such Closing Press Release shall be mutually agreeable to the parties. Promptly after the issuance of the Closing Press Release, Buyer and its Affiliates shall have the right to draft and file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which Seller may review and comment upon prior to filing (and Buyer shall consider such comments in good faith). For the avoidance of doubt, Seller shall not have any right to consent or approve, or deny consent or approval with respect to, the Signing Filing or the Closing Filing.

7.9.      No Trading. Seller acknowledges and agrees that it is aware, and that Seller’s Affiliates are aware, upon receipt of any material nonpublic information of Parent, of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. Seller hereby agrees that, while such party is in possession of such material nonpublic information, it shall not purchase or sell any securities of Parent in violation of any such Laws, communicate such information to any third party (except as permitted under this Agreement and Federal Securities Laws), take any other action with respect to Parent in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

7.10.    Litigation Support. Following the Closing, in the event that and for so long as any party is actively contesting or defending against any third party or Governmental Authority Action (including, without limitation, the Product Liability Claims) in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction existing on or relating to periods prior to the Closing and involving the Business, the Purchased Assets, the Excluded Assets, the Assumed Liabilities, or the Retained Liabilities, each other party will (i) reasonably cooperate with the contesting or defending party and its counsel in the contest or defense, (ii) make available its personnel at reasonable times and upon reasonable notice and (iii) provide (A) such testimony and (B) access to its non-privileged books and records as may be reasonably requested in connection with the contest or defense, in each case of clauses (i) through (iii), at the sole cost and expense of the contesting or defending party (unless such contesting or defending party is entitled to indemnification therefor under ARTICLE X in which case, the costs and expense will be borne by the parties as set forth in ARTICLE X).

7.11.    Business Name. At the Closing, Seller will deliver to Buyer duly and properly authorized and executed evidence (in form and substance reasonably satisfactory to Buyer) as to the amendment of Seller’s organizational documents (collectively, the “Amendments”), in each case, effective upon or promptly following the Closing, changing Seller’s name to another name which does not include the Business Name. Upon the Closing, Seller hereby irrevocably authorizes Buyer to file on Seller’s behalf the Amendments with the applicable Secretary of State of Seller’s jurisdiction of organization and in each other jurisdiction in which Seller is qualified to do business. After the Closing, Seller shall discontinue the use of the Business Name and shall not subsequently change its name to (or otherwise use or employ) any name which includes the Business Name.

7.12.     Post-Closing Receipts and Possession of Assets. If, after the Closing Date, any party or its Affiliate receives any funds properly belonging to another party in accordance with the terms of this Agreement, the receiving party will promptly advise such other party, will segregate and hold such funds in trust for the benefit of such other party and will promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by such other party. In the event that after the Closing Date, Parent, Buyer or any of their Affiliates receives or otherwise is in possession of any Excluded Asset, Buyer shall promptly notify Seller of its receipt or possession of the Excluded Asset and transfer or cause to transfer, at Seller’s expense, such Excluded Asset to Seller. In the event that after the Closing Date, Seller or its Affiliates receives or otherwise is in possession of any Purchased Asset, Seller shall promptly notify Buyer of its receipt or possession of the Purchased Asset and transfer, at Buyer’s expense (unless such receipt or possession is a result of a breach of this Agreement by Seller, in which case, at Seller’s expense), such Purchased Asset to Buyer.

7.13.    Allocation of Purchase Price. The parties hereto agree that the Purchase Price (and any other relevant items, including but not limited to the non-compensatory portion of the Earnout Payments) is based on the net taxable asset value of the Purchased Assets, all other capitalizable costs, including any amounts attributable to the Non-Competition Agreements, and the amount of Assumed Liabilities among the Purchased Assets (the “Allocation”) shall be allocated for all purposes (including Tax and financial accounting) as shown on the allocation schedule attached hereto as Schedule 7.13 (the “Allocation Statement”). The parties hereto agree to file their respective IRS Form 8594 and all federal, state, and local Tax returns in accordance with the Allocation Statement. Any adjustments to the Purchase Price pursuant to the terms of this Agreement shall be allocated in a manner consistent with the Allocation Statement. Each of the parties hereto agrees to promptly provide the other parties with any additional information and reasonable assistance required to complete IRS Form 8594 or compute Taxes arising in connection with (or otherwise affected by) the transactions contemplated by this Agreement. Each of the parties hereto will promptly inform the other parties in writing of any challenge by any Taxing Authority to any Allocation made pursuant to this Section 7.13 and agree to consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge.

7.14.    Employees. Prior to the Closing, Seller shall pay to the Employees (a) all unpaid vacation pay and sick pay accrued as of the Closing as required by applicable Laws Seller agreements with such Employees and/or Seller policies and (b) all wages (including overtime), salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such Employees and accrued as of the Closing such as reimbursable business expenses, as required by applicable Laws, Seller agreements with such Employees and/or Seller policies. Seller shall terminate the employment or service of all Employees listed on Schedule 7.14 as of the Closing. Buyer shall, or shall cause an Affiliate of Buyer to, offer employment effective on the Closing Date to all such Employees, including Employees who are absent due to vacation, family leave, short-term disability, or other approved leave of absence. Any such Employees who accept any offer made by Buyer for employment and who commence employment immediately after the Closing will be collectively referred to as the “Transferred Employees.” Nothing in this Agreement will impose on Buyer any obligation to retain any Transferred Employee in its employ after the Closing; provided, that during the period commencing on the Closing Date and ending on the first anniversary of the Closing (or if earlier, the date of the Transferred Employee’s termination of employment with Buyer or an Affiliate of Buyer), Buyer shall, or shall cause an Affiliate of Buyer to, provide each Transferred Employee with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by Seller immediately prior to the Closing; and (ii) target bonus opportunities (excluding equity-based compensation), if any, which are no less than the documented target bonus opportunities (excluding equity-based compensation) provided by Seller in the Ordinary Course of Business prior to the Closing. With respect to any employee benefit plan maintained by Buyer or an Affiliate of Buyer for the benefit of any Transferred Employee, effective as of the Closing, Buyer shall, or shall cause its Affiliate to, recognize all service of the Transferred Employees with Seller, as if such service were with Buyer or its Affiliate, for vesting, eligibility, and accrual purposes; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Benefit Plan. Except to the extent otherwise expressly agreed in writing by Buyer, Transferred Employees will be at-will employees who are terminable at-will in the discretion of Buyer. Nothing express or implied in this Agreement will confer upon any Employee any rights or remedies, including any right of continued employment for any specified period of any nature or kind whatsoever under or by any reason of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Buyer and its Affiliates will have no Liability or responsibility with respect to any Employee that does not accept an offer of employment from Buyer, and Seller shall be solely responsible for all Liabilities for compensation or payments owed or relating to any Employees and the termination of any such Employees by Seller at or prior to the Closing. Buyer shall be liable and hold Seller harmless for any and all Liabilities relating to the employment of any Transferred Employees arising in connection with or following the Closing, including any Liabilities or obligations under the WARN Act which may arise from Parent’s or Buyer’s actions following the Closing.

7.15.    Employment Related Taxes. Payroll withholding and Tax reporting by Seller with respect to each Transferred Employee shall be terminated on the later of the Closing Date or such Person’s date of hire by Buyer. Seller will pay over to appropriate Governmental Authorities, in accordance with all applicable Laws and Orders, all amounts required to be withheld on or before the Closing Date or such later date. Seller shall issue, by the date prescribed by the applicable IRS requirements, Forms W-2 for wages paid to such Transferred Employees through the Closing Date or such later date. Buyer shall be responsible for all payroll withholding and Tax reporting with respect to the Transferred Employees from and after their date of hire by Buyer. To the extent permitted by Law, Seller will supply Buyer with such information in their possession regarding the Transferred Employees for the period between January 1, 2018 and the date of their hire by Buyer as may be reasonably necessary for Buyer to carry out its payroll tax withholding and reporting responsibilities. In every state in which Seller has reported payroll and/or operative state unemployment tax accounts, to the extent reasonably requested by Buyer, Seller agrees to reasonably cooperate with Buyer to facilitate Buyer obtaining successor state unemployment tax account treatment in all such jurisdictions. The parties acknowledge that the provisions of this Section 7.15 are intended to be consistent with the standard procedure as described in Revenue Procedure 2004-53, 2004-2 C.B. 320.

7.16.     Product Liability Insurance. Until the date that all of the Product Liability Claims have been settled or dismissed or Seller has been removed as party from all such Actions, Seller shall maintain not less than Two Million U.S. Dollars ($2,000,000) of product liability insurance.

7.17.     Audit Expense. The parties acknowledge that the audit of Seller’s books and records for fiscal years 2017 through 2018 has commenced. Each of Buyer and Seller agree that each party will be responsible for and pay when due one-half of the accounting fees and expenses incurred in connection with the audit of Seller’s books and records.

7.18.    Records. From and after the Closing Date, Parent and Buyer shall make available to Seller, from time to time as Seller may reasonably request, during normal business hours and in a manner that would not unreasonably interfere with Buyer’s operations, copies of the records of Seller as may be reasonably required to enable Seller to defend against or assert claims related to the Retained Liabilities or operation of the Business prior to the Closing Date and to handle Tax and financial audits involving Seller; provided, however, that Seller agrees to hold such records in confidence, except to the extent required to defend or assert such claims and to handle such audits, unless (a) readily ascertainable from public or published information or trade sources, (b) already known or subsequently developed independently by Seller, (c) received from a third party not under an obligation to Buyer to keep such information confidential, or (d) required by any Law or Order. Parent and Buyer shall retain all such records and make them available to Seller for a period of six (6) years after the Closing Date, and, following such period, neither Parent nor Buyer will, and neither will permit any other Person to, destroy, alter or otherwise dispose of any books and records of Seller, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior written notice to Seller and offering to surrender to Seller such books and records or such portions thereof.

7.19.    Disclosure Schedule Supplements. From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules with respect to (i) any matter first arising subsequent to the date of this Agreement and (ii) disclosures of the Undisclosed Contracts (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement; provided, however, that if Buyer has the right to, but does not elect to, terminate this Agreement within ten (10) Business Days of its receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under Section 10.2 with respect to such matter, and any such Schedule Supplement will be deemed to have cured any misrepresentation or breach of representation or warranty that otherwise might have existed hereunder by reason of such inaccuracy or breach.

7.20.    Piggy-Back Registration Rights. If there is not an effective registration statement covering all of the Shares of Stock Consideration (“Registrable Securities”), and the Company shall determine to prepare and file with the SEC a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with the Company’s stock option or other employee benefit plans, then the Company shall promptly deliver to the Seller a written notice of such determination and, if within fifteen days after the date of the delivery of such notice, the Seller shall so request in writing, the Company shall include in such registration statement all or any part of such Registrable Securities the Seller requests to be registered; provided, however, that the Company shall not be required to register any Registrable Securities pursuant to this Section (a) that are eligible for resale without volume restrictions pursuant to Rule 144 promulgated by the SEC pursuant to the Securities Act (it being acknowledged and agreed that the Seller shall not be an “affiliate” of the Company at the time of the filing of such registration statement and the Company shall be current with respect to its public information requirements) or (ii) that are the subject of a then effective registration statement that is available for resales or other dispositions by the Seller; provided, further, that in the event that the Company does not register Seller’s Registrable Securities in accordance with (a) above, the Company shall take commercially reasonable steps to have its legal counsel prepare a Rule 144 opinion upon receipt of written request by Seller of Seller’s intention to sell Registrable Securities in accordance with Rule 144.

7.21.     Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

7.22.     Due Diligence Review Period. Buyer shall have a period of five (5) Business Days from the date hereof (the “Due Diligence Period”) to complete its due diligence review of any material Contacts relating to the Business which could not be previously provided to Buyer for review due to the terms of such agreements to which Seller is a party (the “Undisclosed Contracts”). This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time by Buyer prior to the expiration of the Due Diligence Period by written notice by Buyer to Seller, if Buyer is not reasonably satisfied with the results of its review of the Undisclosed Contracts during the Due Diligence Period.

7.23.     Parent Guaranty. Parent absolutely, unconditionally, and irrevocably guarantees each and every representation, warranty, covenant, agreement, and obligation of Buyer and the full and timely performance of Buyer’s obligations under this Agreement, the Ancillary Documents, and any other document, exhibit, annex, statement, certificate or schedule which is furnished or to be furnished by Buyer hereunder. This is a guarantee of payment and performance, and Parent acknowledges and agrees that this guarantee is full and unconditional and continuing in nature and applies to all presently existing and future obligations. Parent agrees that this guaranty and its liability hereunder shall not be discharged or impaired by (a) any amendment to this Agreement; (b) any bankruptcy, insolvency, reorganization, or other event of Buyer that results in any payment or performance of the obligations being voided, rescinded, or returned by Seller, in which case this guaranty shall be reinstated; or (c) any circumstances whatsoever that constitutes a defense or a legal or equitable discharge of a guarantor or surety, whether foreseen or unforeseen. Parent hereby unconditionally and irrevocably waives each and every such defense and any right to revoke this guaranty.

ARTICLE VIII
CONDITIONS TO CLOSING

8.1.       Conditions to Each Party’s Obligations. The obligations of each party to consummate the transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by Seller and Buyer of the following conditions:

(a)     Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(b)     Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(c)     No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

8.2.       Conditions to Obligations of Seller. In addition to the conditions specified in Section 8.1, the obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by Seller) of the following conditions:

(a)     Representations and Warranties. All of the representations and warranties of Parent and Buyer set forth in ARTICLE VI of this Agreement and in any certificate delivered by Parent or Buyer pursuant hereto (i) that are qualified as to materiality or Buyer Material Adverse Effect shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) that are not qualified as to materiality or Buyer Material Adverse Effect shall be true and correct in all material respects on and as of the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and for any failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

(b)     Agreements and Covenants. Parent and Buyer shall have performed in all material respects all of such party’s obligations and complied in all material respects with all of such party’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)     Closing Deliveries by Parent and Buyer. At or prior to the Closing, Parent and Buyer will deliver or cause to be delivered to Seller the following, each in form and substance reasonably acceptable to Seller:

(i)     evidence of the payment of the amounts required by Section 2.1 to be delivered by Buyer at the Closing;

(ii)     evidence reasonably satisfactory to Seller that the shares of Parent Common Stock required by Section 2.1 to be delivered by Parent to Seller at the Closing have been duly issued to Seller and that Seller is reflected as the owner of such shares on the books and record of Parent;

(iii)     the Bill of Sale duly executed by Buyer, and any other instruments of transfer reasonably requested by Seller to evidence the assumption of the Assumed Liabilities by Buyer, in each case duly executed by Buyer;

(iv)     the Escrow Agreement duly executed by Parent and Buyer;

(v)     the Employment Agreement duly executed by Parent;

(vi)     the Lease Agreement, duly executed by Buyer;

(vii)     a certificate from (A) Buyer’s secretary certifying to (i) the resolutions of Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which Buyer is a party or by which it is bound, and the consummation of each of the transactions contemplated hereby and thereby, and (ii) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Buyer is a party or by which it is bound; and (B) Parent’s secretary certifying to (i) the resolutions of Parent’s board of directors authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which Parent is a party or by which it is bound, and the consummation of each of the transactions contemplated hereby and thereby, and (ii) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Parent is a party or by which it is bound;

(viii)     a duly executed certificate of an authorized officer of Parent, dated as of the Closing Date, to the effect that the conditions specified in Section 8.2(a) and Section 8.2(b) are satisfied;

(ix)     a duly executed certificate of an authorized officer of Buyer, dated as of the Closing Date, to the effect that the conditions specified in Section 8.2(a) and Section 8.2(b) are satisfied; and

(x)     such other documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required to consummate the transactions contemplated by this Agreement and the Ancillary Documents.

8.3.      Conditions to Obligations of Buyer. In addition to the conditions specified in Section 8.1, the obligations of Parent and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by Buyer) of the following conditions:

(a)     Representations and Warranties. All of the representations and warranties of Seller set forth in ARTICLE V of this Agreement and in any certificate delivered by Seller pursuant hereto (i) that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date, and (ii) that are not qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects on and as of the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and for any failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b)     Agreements and Covenants. Seller shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)     No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Seller since the date of this Agreement.

(d)     Due Diligence Review. On or prior to the Closing, Buyer shall have satisfactorily completed its due diligence review of the Undisclosed Contracts in accordance with Section 7.22.

(e)     Closing Deliveries by Seller. At or prior to the Closing, Seller will deliver or cause to be delivered to Buyer the following, each in form and substance reasonably acceptable to Buyer:

(i)     the Bill of Sale and Assignment and Assumption Agreement between Buyer and Seller in the form attached as Exhibit B hereto (the “Bill of Sale”), duly executed by Seller, and any other instruments of transfer reasonably requested by Buyer to evidence the transfer of the Purchased Assets to Buyer (including assignments with respect to any Intellectual Property registered, recorded or filed with any Governmental Authority, in form suitable for registration, recordation or filing with such Governmental Authority), in each case duly executed by Seller;

(ii)      the Non-Competition and Non-Solicitation Agreement with Seller and the Principal in the form attached as Exhibit C hereto (the “Non-Competition Agreement”), duly executed by Seller and the Principal;

(iii)     the Escrow Agreement duly executed by Seller;

(iv)     the employment agreement between Buyer and the Principal, in the form attached as Exhibit D hereto (the “Employment Agreement”) duly executed by the Principal;

(v)     the required notices, consents, Permits, waivers authorizations, orders and other approvals listed in Schedule 8.3(e)(v), and all such notices, consents, Permits, waivers, authorizations, orders and other approvals will be in full force and effect and not be subject to the satisfaction of any condition that has not been satisfied or waived;

(vi)     copy of a good standing certificate for Seller certified as of a date no earlier than fifteen (15) days prior to the Closing Date from the proper state official of its jurisdiction of organization;

(vii)     a certificate from Seller’s secretary certifying to (i) the resolutions of Seller’s board of directors (or similar governing board or Person) and sole stockholder authorizing the execution, delivery and performance by Seller of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of each of the transactions contemplated hereby and thereby, and (ii) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Seller is a party or by which it is bound;

(viii)     evidence of the release of any Liens (other than Permitted Liens) upon the Purchased Assets;

(ix)     the Lease Agreement, duly executed by the landlord;

(x)     evidence of the Amendments in accordance with Section 7.11;

(xi)     one or more CD-ROMs or alternatively portable “thumb drives,” in PC-readable format containing the files that set forth all of the documents made available or provided to Buyer prior to the Closing;

(xii)     evidence reasonably acceptable to Buyer that all Intellectual Property set forth in Schedule 5.9 is owned by Seller and (b) such ownership has been recorded in, or is in the process of being recorded in, the relevant Intellectual Property office;

(xiii)     a duly executed certificate of an authorized officer of Seller, dated as of the Closing Date, to the effect that the conditions specified in Section 8.3(a), Section 8.3(b), and Section 8.3(c) are satisfied; and

(xiv)     such other documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required to consummate the transactions contemplated by this Agreement and the Ancillary Documents.

8.4.      Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no party may rely on the failure of any condition set forth in this ARTICLE VIII to be satisfied if such failure was caused by the failure of such party or its Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE IX
TERMINATION

9.1.       Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a)     by mutual written consent of Buyer and Seller;

(b)     by written notice by Buyer or Seller if any of the conditions to the Closing set forth in ARTICLE VIII have not been satisfied or waived by November 12, 2019 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 9.1(b) shall not be available to a party if the breach or violation by such party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c)     by written notice by either Buyer or Seller if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to a party if the failure by such party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d)     by written notice by Seller, (i) if there has been a material breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Buyer shall have become materially untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach) and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided by Seller or (B) the Outside Date; provided, that Seller shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if at such time Seller is in material breach of this Agreement; or

(e)     by written notice by Buyer, (i) if there has been a material breach by Seller of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Seller shall have become materially untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.3(a) or Section 8.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach) and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided by Buyer or (B) the Outside Date; provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if at such time Buyer is in material breach of this Agreement;

(f)     by written notice by Buyer, during the Due Diligence Period in accordance with Section 7.22 or

(g)     by written notice by Buyer if there shall have been a Material Adverse Effect on Seller following the date of this Agreement.

9.2.       Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 9.1 and pursuant to a written notice delivered by the applicable party to the other party, which sets forth the basis for such termination, including the provision of Section 9.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any party or any of their respective Representatives, and all rights and obligations of each party shall cease, except: (i) Sections 7.7 (Confidentiality), 7.8(a) (Publicity), 7.9 (No Trading), 7.17 (Audit Expense), 9.3 (Fees and Expenses), ARTICLE XI and this Section 9.2 shall survive the termination of this Agreement, (ii) nothing herein shall relieve any party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such party, in either case, prior to termination of this Agreement, and (iii) that certain confidentiality agreement, effective June 11, 2019, by and between Parent and Seller (the “Confidentiality Agreement”), shall survive the termination of this Agreement for a period of two (2) years following the date of such termination (and, notwithstanding anything to the contrary contained in this Agreement or the Confidentiality Agreement, the parties hereto agree that the term set forth in the Confidentiality Agreement will be automatically amended to be extended until two (2) years after the termination of this Agreement in accordance with the foregoing, without any further action by the parties thereto).

9.3.       Fees and Expenses. In the case of a termination in accordance with Section 9.1, except as set forth in Section 7.17, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a party hereto or any of its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement.

ARTICLE X
INDEMNIFICATION

10.1.     Survival. All representations and warranties of Seller and Buyer contained in this Agreement (including all schedules and all certificates furnished pursuant to this Agreement) shall survive the Closing until the Expiration Date; provided, however, that (i) the representations and warranties contained in Sections 5.15 (Benefit Plans), 5.16 (Tax Matters) and 5.17 (Environmental Matters) shall survive until sixty (60) days after the expiration of the applicable statute of limitations or six (6) years, whichever occurs first, and (ii) the representations and warranties contained in Sections 5.1 (Organization and Qualification), 5.2 (Authorization), 5.3 (Subsidiaries), 5.7(a) (Title to Assets), 5.22 (No Brokers), 6.1 (Organization and Qualification), 6.2 (Authorization), 6.5 (No Brokers), and 6.9 (Parent Common Stock) will survive indefinitely (the representations and warranties referenced in subsections (i) and (ii), the “Special Representations” and, in each case, the date until each such representation shall survive is herein referred to as the “Survival Date”). If written notice of a claim asserted in good faith with reasonable specificity for breach of any representation or warranty has been given on or before the applicable Survival Date for such representation or warranty, then such claim shall survive until such claim has been finally resolved. All covenants, obligations and agreements of the parties contained in this Agreement (including all schedules and all certificates furnished pursuant to this Agreement), including any indemnification obligations, shall survive the Closing and continue until performed in accordance with their terms or such earlier time as specified in this Agreement. No claim may be brought after the Survival Date except for Fraud Claims. Fraud Claims asserted in good faith with reasonable specificity shall survive until the applicable statute of limitations. For the avoidance of doubt, a claim for indemnification under any subsection of Section 10.2 or Section 10.3 other than, in each case, clauses (a) or (b) may be made at any time.

10.2.     Indemnification by Seller. Except as otherwise limited by this ARTICLE X, Seller shall indemnify, defend and hold harmless the Buyer Indemnitees from and against, and pay or reimburse the Buyer Indemnitees for, any and all losses, Actions, Liabilities, damages, Taxes, interest, penalties, amounts paid in settlement and reasonable costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses) (any of the foregoing, a “Loss”) suffered or incurred by, or imposed upon, any Buyer Indemnitee arising out of or resulting from: (a) any inaccuracy in or breach of any representation or warranty made by Seller in ARTICLE V of this Agreement (including all schedules and all certificates furnished pursuant to this Agreement); (b) any nonfulfillment or breach of any covenant, obligation or agreement made by or on behalf of Seller in this Agreement (including all schedules and all certificates furnished pursuant to this Agreement), including Seller’s obligations with respect to Transfer Taxes under Section 11.1; (c) the existence of, or the failure of Seller to pay, perform or discharge when due, any Retained Liability after the Closing; or (d) any Product Liability Claims.

10.3.     Indemnification by Buyer. Except as otherwise limited by this ARTICLE X, Parent and Buyer shall, jointly and severally, indemnify, defend and hold harmless the Seller Indemnitees from and against, and pay or reimburse the Seller Indemnitees for, any and all Losses, suffered or incurred by, or imposed upon, any Seller Indemnitee arising out of or resulting from: (a) any inaccuracy in or breach of any representation or warranty made by Parent and Buyer in ARTICLE VI of this Agreement (including all schedules and all certificates furnished pursuant to this Agreement); (b) any nonfulfillment or breach of any covenant, obligation or agreement made by or on behalf of Parent or Buyer in this Agreement (including all schedules and all certificates furnished pursuant to this Agreement); or (c) the existence of, or the failure of Buyer to pay, perform or discharge when due, any Assumed Liability after the Closing.

10.4.     Indemnification Procedures.

(a)     For the purposes of this Agreement, (i) the term “Indemnitee” shall refer to the Person or Persons indemnified, or entitled to be indemnified, pursuant to the provisions of Section 10.2 or 10.3, as the case may be, and (ii) the term “Indemnitor” shall refer to the Person or Persons having the obligation to indemnify pursuant to such provisions.

(b)     In order to make a claim for indemnification hereunder, the Indemnitee must provide written notice (a "Claim Notice”) of such good faith claim to the Indemnitor (and with respect to any claim against Seller prior to the Expiration Date, the Escrow Agent), which Claim Notice shall include (i) a reasonable description of the facts and circumstances which relate to the subject matter of such indemnification claim to the extent then known and (ii) the amount (and method of computation) of Losses suffered by the Indemnitee in connection with the claim to the extent known or reasonably estimable (provided, that the Indemnitee may thereafter in good faith adjust the amount of Losses with respect to the claim by providing a revised Claim Notice to the Indemnitor and, if applicable, the Escrow Agent, so long as such revised Claim Notice is delivered within the applicable Survival Period); provided, that the copy of any Claim Notice provided to the Escrow Agent shall be redacted for any confidential or proprietary information of the Indemnitor or the Indemnitees described in clause (i) above.

(c)     In the case of any claim for indemnification under this Agreement arising from a claim of a third party (including any Governmental Authority), an Indemnitee must deliver a Claim Notice to the Indemnitor of such third party claim promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt of notice of such claim; provided, that the failure to timely provide such notice will not relieve an Indemnitor of its indemnification obligations except to the extent that the Indemnitor is actually harmed or prejudiced thereby. The Indemnitor will have the right to defend and to direct the defense against any such claim in its name and at its expense, and with counsel selected by the Indemnitor unless: (i) the Indemnitor fails to acknowledge its election to defend and direct the defense of such claim within thirty (30) days after receiving the Claim Notice; (ii) if the Indemnitor is Seller, the applicable third party claimant is a Governmental Authority, (iii) there is a material conflict of interest between the Indemnitor and the Indemnitee in the conduct of such defense such that representation of both Indemnitor and Indemnitee by the same counsel would violate professional standards of conduct for attorneys in the jurisdiction where the Indemnitor’s counsel is practicing on behalf of the Indemnitor; (iii) the applicable third party primarily alleges a Fraud Claim; or (iv) such claim is criminal in nature, would reasonably be expected to lead to criminal proceedings, or primarily seeks an injunction or other equitable relief against the Indemnitee. If the Indemnitor elects, and is entitled, to compromise or defend such claim, it will within thirty (30) days notify the Indemnitee of its intent to do so, and the Indemnitee will, at the request and expense of the Indemnitor, cooperate in the defense of such claim. If the Indemnitor elects not to, or is not entitled under this Section 10.4(c) to, compromise or defend such claim or fails to notify the Indemnitee of its election as herein provided, the Indemnitee may pay, compromise or defend such claim, and the Indemnitor shall have the right to participate in, but not control, the compromise or defense of such claim. Notwithstanding anything to the contrary contained herein, the Indemnitor will have no indemnification obligations with respect to any such claim which has been or will be settled by the Indemnitee without the prior written consent of the Indemnitor (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, the Indemnitee will not be required to refrain from paying any claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and exercise thereof has been stayed, nor will it be required to refrain from paying any claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by the Indemnitee or where any delay in payment would cause the Indemnitee material economic loss. The Indemnitor’s right to direct the defense will include the right to compromise or enter into an agreement settling any claim by a third party; provided, that no such compromise or settlement will obligate the Indemnitee to agree to any settlement that requires the taking or restriction of any action (including the payment of money and competition restrictions) by the Indemnitee (other than the delivery of a release for such claim and customary confidentiality obligations), except with the prior written consent of the Indemnitee (such consent not to be unreasonably withheld, conditioned or delayed). The Indemnitee will have the right to participate in the defense of any claim with counsel selected by it subject to the Indemnitor’s right to direct the defense. The fees and disbursements of such counsel will be at the expense of the Indemnitee.

(d)     With respect to any direct indemnification claim under this Agreement that does not arise from a third party claim, the Indemnitee must deliver a Claim Notice to the Indemnitor of such claim promptly but in any event no later than ten (10) Business Days after the Indemnitee has knowledge of such claim, and the Indemnitor will have a period of thirty (30) days after receipt of the Claim Notice within which to respond thereto. If the Indemnitor does not respond within such thirty (30) days, the Indemnitor will be deemed to have accepted responsibility for the Losses set forth in the Claim Notice and will have no further right to contest the validity of the Claim Notice. If the Indemnitor responds within such thirty (30) days after the receipt of the Claim Notice and rejects such claim in whole or in part, the Indemnitee will be free to pursue such remedies as may be available to it under this Agreement.

(e)     With respect to any Claim Notice, the Indemnitee shall allow the Indemnitor and its Representatives to investigate the matter or circumstance alleged in the Claim Notice and whether and to what extent any amount is payable in respect of the matter or circumstance alleged in the Claim Notice, and the Indemnitee shall assist the Indemnitor’s investigation by giving such information and assistance (including reasonable access to the Business and premises and personnel and the right to examine and copy any accounts, documents, or records) as the Indemnitor or any of its Representatives may reasonably request.

10.5.     Limitations on Indemnification. Notwithstanding anything to the contrary in this Agreement:

(a)     No Indemnitor shall be liable for an indemnification claim made under clause (a) of Section 10.2 or Section 10.3, as the case may be: (i) for which a claim for indemnification is not asserted in accordance with the terms of this Agreement on or before the applicable Survival Date; (ii) unless and until the aggregate amount of Losses incurred by the Buyer Indemnitees in the aggregate under clause (a) of Section 10.2 or by the Seller Indemnitees in the aggregate under clause (a) of Section 10.3, as applicable, exceeds One Hundred Thousand U.S. Dollars ($100,000) (the “Deductible”) in which case the applicable Indemnitor shall be obligated to the applicable Indemnitee for the amount of Losses in excess of the Deductible; and/or (iii) to the extent Losses incurred by the Buyer Indemnitees in the aggregate under clause (a) of Section 10.2 or by the Seller Indemnitees in the aggregate under clause (a) of Section 10.3, as applicable, exceed an amount equal to One Million U.S. Dollars ($1,000,000) (the “Indemnification Cap”). Notwithstanding the foregoing: (x) the Indemnification Cap shall not apply to indemnification claims to the extent amounts are actually paid under insurance maintained by the Indemnitor (or any of its Affiliates); and (y) the Deductible and the Indemnification Cap shall not apply to indemnification claims for (A) breaches of any the Special Representations (which Special Representations and representations shall instead be subject to an aggregate limit on indemnification under this Agreement equal to Twelve Million U.S. Dollars ($12,000,000) which limit shall automatically increase to Fifteen Million U.S. Dollars ($15,000,000) if at the time of determination the SMA of the Parent Common Stock is equal to or greater than the Parent Stock Price), or (B) Fraud Claims. The Indemnification Cap and Deductible shall apply only to indemnification claims made under clause (a) of Section 10.2 or Section 10.3 and shall not affect or apply to any other indemnification claim made pursuant to this Agreement, including those asserted under any other clause of Section 10.2 or Section 10.3.

(b)     The amount of any Losses suffered or incurred by any Indemnitee shall be reduced by the amount of any insurance proceeds or other cash receipts paid to the Indemnitee or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), including any indemnification received by the Indemnitee or such Affiliate from an unrelated party with respect to such Losses, net of the reasonable costs of collection and actual increases in insurance premiums resulting from such Loss or insurance payment.

(c)     In no event shall any Indemnitor be liable to any Indemnitee for, and the definition of “Losses” shall be construed to entirely exclude, any punitive damages (except in the case of Fraud Claims or to the extent actually awarded to a Governmental Authority or other third party), and any incidental, consequential, special, or indirect damages.

(d)     Payments by any Indemnitor shall be limited to the amount of Loss that remains after deducting therefrom any indemnity, contribution, or other similar payment received by the Indemnitee in respect of any such claim. The Indemnitee shall use its commercially reasonable efforts to recover under indemnity, contribution, or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(e)     Payments by an Indemnitor in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnitee.

(f)     Each Indemnitee will use commercially reasonable efforts to mitigate all Losses after becoming aware of any event that could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith.

10.6.     General Indemnification Provisions. Unless otherwise required by applicable Law, all indemnification payments will constitute adjustments to the Purchase Price for all Tax purposes, and no party may take a position inconsistent with such characterization.

10.7.     Escrow; Timing of Payment. Any indemnification obligation of an Indemnitor under this ARTICLE X will be paid within five (5) Business Days after the determination of such obligation in accordance with Section 10.4 (and Buyer and Seller will provide or cause to be provided to the Escrow Agent any written instructions or other information or documents required by the Escrow Agent to do so).

10.8.     Exclusive Remedy. Notwithstanding anything to the contrary in this Agreement, except as otherwise expressly provided for in Section 11.8, following the Closing, the indemnification provided by this ARTICLE X shall be the exclusive remedy for Parent, Buyer and the Buyer Indemnitees or Seller and Seller Indemnitees, as the case may be, with respect to this Agreement and any and all claims (other than Fraud Claims on the part of a party hereto in connection with the transactions contemplated by this Agreement) relating directly or indirectly to any matters arising under or with respect to this Agreement of any kind or nature, including any breach of any representation, warranty, covenant agreement or obligation set forth in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, and/or the negotiation, execution, or performance of this Agreement and the transactions contemplated hereby. Nothing in this Section 10.8 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 11.8 or to seek any remedy on account of Fraud Claims.

ARTICLE XI
GENERAL PROVISIONS

11.1.     Expenses. Except as otherwise expressly provided in this Agreement, each party will pay all fees and expenses incurred by it in connection with the negotiation, execution, delivery of, and the performance under, this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby. Notwithstanding the foregoing, all transfer, documentary, sales, use, stamp, registration, and other such Taxes and all conveyance fees, recording charges, and other fees and charges imposed in connection with the transfer of the Purchased Assets and the Assumed Liabilities (“Transfer Taxes”), whether such Taxes are assessed initially against Buyer or any Affiliate of Buyer or Seller or any Affiliate of Seller, shall be borne and paid by Seller.

11.2.     Notices. Any notice, request, instruction or other communication to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person or by courier or a courier service, (ii) on the date of transmission if sent by facsimile or email (with affirmative confirmation of receipt, and provided, that the party providing notice shall within two (2) Business Days provide notice by another method under this Section 11.2) or (iii) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid (or at such other address for a party as shall be specified by like notice):

If to Seller, to: Custom Biogenic Systems, Inc. 12858 Columbia Court Washington, Michigan 48094 Attn: John G. Brothers Email: jbrothers@custombiogenics.com Telephone No.: (586) 291-9090 with a copy (which will not constitute notice) to:

Clark Hill PLC
500 Woodward Ave, Suite 3500

Detroit, Michigan 48226
Attn: Steven R. Pacynski, Esq.
Email: spacynski@clarkhill.com
Telephone No.: (313) 965-8368

and UHY LLP 27725 Stansbury St., Suite 200 Farmington Hills, Michigan 48334 Attn: Alex Conti Email: AConti@uhy-us.com Telephone No.: (313) 324-7139

If to Parent or Buyer, to:

BioLife Solutions, Inc.

303 Monte Villa Parkway, Suite 310,

Bothell, Washington, 98021

Attention: Roderick de Greef

Facsimile No.: (425) 402-1433

Telephone No.: (425) 402-1400

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Attention: Barry I. Grossman, Esq.

Facsimile No.: (212) 370-7889

Telephone No.: (212) 370-1300

11.3.     Interpretation. The parties acknowledge and agree that: (a) this Agreement and the Ancillary Documents are the result of negotiations between the parties and will not be deemed or construed as having been drafted by any one party, (b) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any schedules, exhibits and annexes attached hereto) and the Ancillary Documents and have contributed to their revision, (c) the rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of this Agreement or the other Ancillary Documents and (d) the terms and provisions of this Agreement and the Ancillary Documents will be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement or such Ancillary Document. The table of contents and the headings and subheadings of this Agreement are for reference and convenience purposes only and in no way modify, interpret or construe the meaning of specific provisions of the Agreement. In this Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iv) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (v) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vi) the word “threatened” means threatened in writing; (vii) reference to any statute includes any rules and regulations promulgated thereunder; (viii) any agreement or instrument referred to herein means such agreement or instrument as from time to time amended, modified or supplemented; and (ix) except as otherwise indicated, all references in this Agreement to the words “Section,” “Schedule,” “Exhibit,” and “Annex” are intended to refer to sections, schedules, exhibits and annexes to this Agreement.

11.4.     Severability. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired. Any illegal or unenforceable term will be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable Law and such term, as so modified, and the balance of this Agreement will then be fully enforceable. The parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

11.5.     Assignment. This Agreement may not be assigned by any party without the prior written consent of the other parties hereto, and any attempted assignment in violation of this Section 11.5 shall be null and void ab initio; provided, however, that after the Closing, Buyer may assign its rights and benefits hereunder (i) to any Affiliate of Buyer (provided, that Buyer shall remain responsible for its obligations hereunder) or (ii) to any Person acquiring all or substantially all of the Purchased Assets or all or substantially all of the assets of Buyer and its Subsidiaries taken as a whole (provided that the assignee expressly assumes the obligations of the assignor hereunder). If Buyer or any of its successors or permitted assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, Buyer shall use commercially reasonable efforts to ensure that such successors and permitted assigns of Buyer are legally obligated to honor and satisfy the obligations of Buyer set forth in this Agreement. Subject to the preceding sentences in this Section 11.5, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of each party hereto.

11.6.     No Third-Party Beneficiaries. Except for the indemnification rights of the Buyer Indemnitees and the Seller Indemnitees set forth herein, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights hereunder.

11.7.     Amendment; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by each of the parties hereto. The failure of any party at any time to require performance by the other of any provision of this Agreement will not affect such party’s right thereafter to enforce the same. No waiver by any party of any default by any other party will be valid unless in writing and acknowledged by an authorized representative of the non-defaulting party, and no such waiver will be taken or held to be a waiver by such party of any other preceding or subsequent default. No extension of time granted by any party for the performance of any obligation or act by any other party will be deemed to be an extension of time for the performance of any other obligation or act hereunder.

11.8.     Specific Performance. The parties agree that irreparable damage may occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof without the necessity of demonstrating the inadequacy of money damages or the posting of any bond, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement.

11.9.     Disclosure Schedules. The disclosure of any item in any schedule of the Disclosure Schedules or under a heading in any schedule of the Disclosure Schedules corresponding to a particular section or subsection of this Agreement shall be deemed disclosed on all other schedules of the Disclosure Schedules to which an appropriate cross reference is made or if a Person reviewing such schedule of the Disclosure Schedules could conclude that a disclosure of a particular matter pursuant to a particular schedule of the Disclosure Schedules could also constitute a disclosure of such matter pursuant to another schedule of the Disclosure Schedules. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the schedules or exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business, and no party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the schedules or exhibits in any dispute or controversy between the parties as to whether any obligation, item, or matter not described or included in this Agreement or in any schedule or exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business for purposes of this Agreement. The information contained in this Agreement and in the schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract).

11.10.   Deliverables. Any document or item will be deemed “delivered,” “provided,” “furnished,” or “made available” within the meaning of this Agreement if such document or item is (a) included in the electronic data room maintained by UHY, (b) actually delivered or provided to Parent, Buyer or any of their Representatives, or (c) made available upon request, including at any office or facility of Seller.

11.11.   Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles). Except as expressly set forth in this Agreement, including Section 11.9 hereof, for purposes of any Action arising out of or in connection with this Agreement or any transaction contemplated hereby, each of the parties hereto (a) irrevocably submits to the exclusive jurisdiction and venue of any state or federal court located within the State of Delaware (or in any appellate courts thereof), and (b) waives and covenants not to assert or plead, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of such court, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such Action. Each party hereto agrees that a final judgement in any such Action shall be conclusive and may be enforced in each other jurisdiction by suit on the judgment or in any other manner provided by law or in equity. Each party hereto hereby knowingly, voluntarily and intentionally waives any right such party may have to a trial by jury in respect to any litigation based hereon, or arising out of, under, or in connection with this Agreement and any agreement contemplated to be executed in connection herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party in connection with such agreements, in each case, whether now existing or hereafter arising and whether in tort, contract or otherwise. Each party hereto acknowledges that it has been informed by the other parties hereto that this Section 11.11 constitutes a material inducement upon which they are relying and will rely in entering into this Agreement.

11.12.   Entire Agreement. This Agreement (including the schedules, exhibits and annexes hereto, which are hereby incorporated herein by reference and deemed part of this Agreement), together with the Ancillary Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof.

11.13.   Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. A photocopy, faxed, scanned and/or emailed copy of this Agreement or any Ancillary Document or any signature page to this Agreement or any Ancillary Document shall have the same validity and enforceability as an originally signed copy.

{Remainder of Page Intentionally Left Blank; Signatures Appear on Following Page}

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed and delivered as of the date first written above.

Seller:

CUSTOM BIOGENIC SYSTEMS, INC.

By: /s/ John G. Brothers
Name: John G. Brothers
Title: President

Buyer:

ARCTIC SOLUTIONS, INC.

By: /s/ Roderick de Greef
Name: Roderick de Greef
Title: Secretary

Parent:

BIOLIFE SOLUTIONS, INC.

By: /s/ Michael P. Rice
Name: Michael P. Rice
Title: CEO

{Signature Page to Asset Purchase Agreement}

Annex I
Definitions

1.          Certain Defined Terms. As used in the Agreement, the following terms shall have the following meanings:

“Action” means any written notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, formal audit, complaint, stipulation, arbitration, or any formal request (including any request for information), formal inquiry, hearing, proceeding or formal investigation by or before any Governmental Authority.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person, where “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Document” means each agreement, instrument or document attached hereto as an Exhibit, including the Bill of Sale, the Non-Competition Agreement, the Escrow Agreement, the Employment Agreement, the Lease Agreement and the other agreements, certificates and instruments to be executed or delivered by any of the parties hereto in connection with or pursuant to this Agreement.

“Benefit Plan” means any deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by Seller for the benefit of any employee or terminated employee of Seller, or with respect to which Seller has any liability.

“Brothers and Harrington Patents” means the patents or patents pending held by John G. Brothers and Dr. Steven A. Harrington related to a closed system temperature-controlled process for open-heart surgical procedures, as more specifically described on Schedule 1.2(h).

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in New York, New York.

“Business Name” means “Custom Biogenic Systems,” either alone or in combination with other words, graphics or designs, including all rights in said term as a trade name, trade mark, corporate name, service mark and domain name, and any confusingly similar variation, derivative or translation thereof.

“Buyer Indemnitees” means Buyer and its Representatives and any successors thereof.

“Closing Price” means the closing price of the Parent Common Stock on the Nasdaq Capital Market as reported by Bloomberg.

“Code” means the Internal Revenue Code of 1986 and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid regulation promulgated thereunder.

“Confidential Information” means the terms and provisions of this Agreement and any confidential information concerning the Purchased Assets, the Assumed Liabilities or the Business or, to the extent disclosed in connection with this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby, Buyer or its Affiliates that is not generally available to the public, including Trade Secrets, customer lists, details of customer or consultant contracts, pricing policies, operational methods and marketing plans or strategies, and any information disclosed to Seller or Buyer or their respective Affiliates by third parties to the extent that they have an obligation of confidentiality in connection therewith; provided, however, that Confidential Information shall not include any information which (a) at the time of disclosure, is generally available publicly and was not disclosed in breach of this Agreement by Seller or its Representatives or (b) is lawfully acquired by Seller or Buyer, any of their respective Affiliates, or any of their respective Representatives from and after the Closing from sources that are not prohibited from disclosing such information by a legal or contractual obligation.

“Contract” means any contract, agreement, binding arrangement, binding commitment, bond, note, indenture, mortgage, debt instrument, license (or any other contract, agreement or binding arrangement concerning Intellectual Property), franchise, lease or other similar instrument, written or oral (including any amendments or other modifications thereto).

“Copyrights” means all works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Disclosure Schedules” means the disclosure schedules to this Agreement dated as of the date hereof and incorporated by reference into and forming a part of this Agreement, as amended, supplemented, or updated pursuant to Section 7.19.

“Environmental Condition” means any contamination or damage to the environment caused by the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaching, pumping, pouring, emptying, discharging, injection, escaping, disposal, dumping or threatened release of Hazardous Materials by any Person. With respect to claims by employees or other third parties, Environmental Condition also includes the exposure of Persons to amounts of Hazardous Materials.

“Environmental Laws” means all Laws relating to pollution or protection of the environment and natural resources, including those relating to emissions, discharges, releases or threatened releases of Hazardous Material into the environment (including ambient air, surface water, groundwater or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974 and any successor statute thereto, as amended. Reference to a specific section of ERISA shall include such section and any valid regulation promulgated thereunder.

“Escrow Price” means the average Closing Price of the Parent Common Stock for the twenty (20) trading days immediately preceding the applicable Escrow Determination date.

“Fraud Claim” means any claim based in whole or in part upon intentional fraud, willful misconduct or intentional misrepresentation.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, court, tribunal, official arbitrator or arbitral body in each case whether domestic or foreign.

“Hazardous Material” means (a) all substances, materials, chemicals, compounds, pollutants, gasses, liquids or wastes regulated by, under or pursuant to any Environmental Laws, including the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., the Clean Water Act, 33 U.S.C. §§1251 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, Title III of Public Law 99-499, the Safe Drinking Water Act, and any and all state or local counterparts thereto, including any and all rules and regulations promulgated thereunder, or any common law theory based on nuisance, negligence, product liability, trespass, ultrahazardous activity or strict liability; and (b) asbestos, petroleum, any fraction or product of crude oil or petroleum, radioactive materials, radon, mold, urea formaldehyde insulation and polychlorinated biphenyls.

“Indebtedness” means, without duplication, (a) the outstanding principal of, and accrued and unpaid interest on and other amounts owed with respect to, all bank or other third party indebtedness for borrowed money of Seller, including indebtedness under any bank credit agreement and any other related agreements and all obligations of Seller evidenced by notes, debentures, bonds or other similar instruments for the payment of which Seller is responsible or liable, (b) all obligations of Seller for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (c) all obligations of Seller for the deferred purchase price of property or services (other than trade payables incurred in the Ordinary Course of Business), (d) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by Seller, whether periodically or upon the happening of a contingency, (e) all obligations of Seller secured by a Lien (other than a Permitted Lien) on any asset of Seller, whether or not such obligation is assumed by Seller, (f) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness and (g) all obligations described in clauses (a) through (f) above of any other Person which is directly or indirectly guaranteed by Seller or which Seller has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following, including any applications to register any of the following, as they exist in any jurisdiction throughout the world: (a) Patents; (b) Trademarks; (c) Copyrights; (d) Trade Secrets; (e) all domain name and domain name registrations, web sites and web pages and related rights, registrations, items and documentation related thereto; (f) Software; (g) rights of publicity and privacy, and moral rights, and (h) all licenses, sublicenses, permissions, and other agreements related to the preceding property.

“IRS” means the U.S. Internal Revenue Service or any successor entity.

“Knowledge” means: (i) with respect to Seller, the actual knowledge of a particular matter by any of the officers of Seller, after reasonable inquiry within the scope of such Person’s routine responsibilities within Seller; and (ii) with respect to Parent or Buyer, the actual knowledge of a particular matter by any of the officers of Parent of Buyer, after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ or Order that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lease Agreement” means a short-term Office Lease Agreement to be entered into by and between Buyer, as tenant, and Brothers Development LLC, as landlord, for the premises located at 74100 and 74800 Van Dyke Road, Bruce Township, Michigan 48065, substantially in the form of Exhibit E hereto.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or determinable.

“Lien” means any interest (including any security interest), pledge, mortgage, lien, encumbrance, charge, claim or other similar right of third parties, including any spousal interests (community or otherwise), whether created by law or in equity, including any such restriction on the use, voting, transfer, receipt of income or other similar exercise of any attributes of ownership.

“Material Adverse Effect” means, with respect to Seller, any event, condition, change, circumstance, occurrence or effect, which, either individually or in the aggregate with all other events, conditions, changes, circumstances, occurrences or effects, (a) has had or would reasonably be expected to have, a material adverse effect on the business, operations, properties, assets, or financial condition of the Business or the Purchased Assets or (b) does or would reasonably be expected to materially impair or delay the ability of Seller to perform its obligations under this Agreement and the Ancillary Documents or to consummate the transactions contemplated hereby and thereby; provided, however, that a Material Adverse Effect will not include any event, condition, change, circumstance, occurrence or effect resulting from or relating to (A) changes or conditions affecting the economy in general, (B) changes or conditions affecting financial, banking, or securities markets or regulatory or political conditions in the United States (including terrorism or the escalation of any war, whether declared or undeclared, or other hostilities), (C) changes in applicable Laws, Orders, or GAAP or the application or interpretation thereof, (D) a natural or man-made disaster or acts of God, (E) the announcement or pendency of this Agreement or the transactions contemplated hereby, (F) any matters that arise out of or result from any action or omission that is contemplated or required by this Agreement, and or (G) any failure by Seller to meet any internal or published projections, forecasts, or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), (provided, that in the cases of clauses (A), (B), and (D) the Business is not disproportionately affected by such event as compared to other similar companies and businesses in similar industries as the Business).

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department

“Order” means any order, writ, rule, judgment, injunction, decree, stipulation, determination or award made, entered, rendered or otherwise put into effect by, with or under the authority of any Governmental Authority.

“Ordinary Course of Business” means, with respect to a Person, an action taken by such Person consistent with the past practices of the Person and is taken in the ordinary course of the Person. Unless the context or language herein requires otherwise, each reference to Ordinary Course of Business will be deemed to be a reference to Ordinary Course of Business of Seller.

“Organizational Documents” means a company’s certificate of incorporation, certificate of formation, articles of organization or other equivalent charter document and bylaws, operating agreement or other equivalent document.

“Parent Stock Price” means an amount equal to the SMA of the Parent Common Stock over the twenty (20) trading days ending at the close of business on the principal securities exchange or securities market on which the shares of Parent Common Stock are then traded immediately prior to the date of determination, as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the date of this Agreement.

“Patents” means all patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“Permit” means any federal, state, local, foreign or other third-party permit, grant, consent, approval, authorization, exemption, license, franchise, concession, permission, clearance, waiver, certification, registration or qualification that is or has been issued, granted, given or otherwise made available by or under the authority of any Governmental Authority.

“Permitted Liens” means any (a) statutory Liens of landlords,lessors, carriers, warehousemen, worker, construction, repairmen, mechanics and materialmen and other similar Liens imposed by Law in the Ordinary Course of Business for sums not yet due and payable; (b) Liens for Taxes not yet due and payable or the validity or amount of which are being contested in good faith by appropriate proceedings; and (c) deposits or pledges made in connection with, or to secure payment of, Workers’ Compensation, unemployment insurance, or similar programs mandated by Law; (d) Liens that arise under zoning, land use, entitlement, conservation restriction and other similar Laws and other imperfections of title or encumbrances, if any, that do not materially impair the use of the property subject thereto in the same or similar manner as presently used; (e) with respect to real property, all covenants, conditions, restrictions, easements, charges, rights-of-way, defects or other imperfections of title and other encumbrances in each case that do not materially impair the current use of any of the applicable properties or assets of Seller; (f) rights or interests of a licensor or licensee evident from the face of a license, provided such license has been disclosed in the Disclosure Schedules; (g) Liens that arise under zoning, land use, entitlement, conservation restriction, and other similar Laws that do not materially impair the use of the real property subject thereto in the same or similar manner as presently used; (h) with respect to real property, all matters and Liens of public record or shown in any title commitments or title policies made available to or obtained by Buyer prior to the date of this Agreement that have not been otherwise removed or cleared; (i) all matters shown on any surveys made available to or obtained by Buyer prior to the date of this Agreement; and (j) Liens arising out of acts or omissions of Buyer or any of its Representatives.

“Person” shall include any individual, trust, firm, corporation, limited liability company, partnership, Governmental Authority or other entity or association, whether acting in an individual, fiduciary or any other capacity.

“Product Liability Claims” means the litigation or other Actions to which Seller has been named a party and has received service of process as of the date of this Agreement relating to the alleged malfunction of products manufactured or sold by Seller set forth on Schedule 5.11.

“Product Line Revenue” means revenue derived from the product lines set forth on Schedule 3.1 including without limitation, ***.

“Representative” means, as to any Person, such Person’s Affiliates, managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other representatives of such Person.

“Seller Indemnitees” means Seller and its Representatives and any successors thereof.

“SMA” means, for any security as of any date(s), the simple moving average price for such security on the principal securities exchange or securities market on which such security is then traded at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function or, if the foregoing does not apply, the simple moving average price of such security in the over-the-counter market on the electronic bulletin board for such security at 4:00:00 p.m., New York time, as reported by Bloomberg.

“Software” means all computer software, including all source code, object code, and documentation related thereto and all software modules, assemblers, applets, compilers, flow charts or diagrams, tools and databases.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, environmental, natural resources, customs duties, franchise, withholding, social security (or similar), payroll, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, including such item for which Liability arises from the application of Treasury Regulation 1.1502-6, as a transferee or successor-in-interest, by contract or otherwise, and any Liability assumed or arising as a result of being, having been, or ceasing to be a member of any Affiliated Group (as defined in Section 1504(a) of the Code) (or being included or required to be included in any Tax Return relating thereto) or as a result of any Tax indemnity, Tax sharing, Tax allocation or similar Contract.

“Tax Return” means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with a Taxing Authority in connection with any Tax, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by a Taxing Authority in connection with any Tax.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Trademarks” means, as they exist in any jurisdiction throughout the world, any trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos, or corporate/company names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trade Secrets” means, as they exist in any jurisdiction throughout the world, any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and any other information, however documented, that is a trade secret within the meaning of the applicable trade secret protection Laws, including the Uniform Trade Secrets Act.

“Treasury Regulations” means the regulations of the United States Department of the Treasury.

“Warn Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign Laws related to plant closings, relocations, mass layoffs, and employment losses, if applicable.

2.         Other Defined Terms. The following capitalized terms, as used in the Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section	Term	Section
2020 Earnout Payment	3.1(b)(i)	Employees	5.14(a)
2021 Earnout Payment	3.1(b)(ii)	Escrow Agent	2.2(a)
2022 Earnout Payment	3.1(b)(iii)	Escrow Agreement	2.2(a)
2023 Earnout Payment	3.1(b)(iv)	Escrow Determination Date	2.2(c)
2024 Earnout Payment	3.1(b)(v)	Excluded Assets	1.2
Accountant	3.2	Excluded Contracts	1.2(g)
Acquisition Proposal	7.3(a)	Excluded Patents	1.2(h)
Agreement	Preamble	Expenses	9.3
Allocation	7.13	Expiration Date	2.2(d)
Allocation Statement	7.13	Federal Securities Laws	7.9
Alternative Transaction	7.3(a)	Financial Statements	5.5
Amendments	7.11	Holdback Escrow Account	2.2(a)
Annual Holdback Escrow Value	2.2(c)	Holdback Escrow Property	2.2(a)
Assumed Liabilities	1.3	Holdback Escrow Shares	2.2(a)
Bill of Sale	8.3(e)(i)	Holdback Release Amount	2.2(c)
Business	Recitals	Indemnification Cap	10.5(a)
Buyer	Preamble	Indemnitee	10.4(a)
Buyer Material Adverse Effect	6.1	Indemnitor	10.4(a)
Cash Consideration	2.1(b)	Interim Period	7.2
Cash Escrow Account	2.2(a)	IP Licenses	5.9
Cash Escrow Amount	2.1(e)	Leased Premises	5.8
Cash Escrow Funds	2.2(a)	Leases	5.8
Claim Notice	10.4(b)	Loss	10.2
Closing	4.1	Necessary Consent	1.5(a)
Closing Date	4.1	Non-Competition Agreement	8.3(e)(ii)
Closing Filing	7.8(b)	Noncompliance Period	3.4
Closing Press Release	7.8(b)	Outside Date	9.1(b)
Confidentiality Agreement	9.2	Parent Common Stock	2.1(c)
Deductible	10.5(a)	Pending Claims	2.2(d)
Due Diligence Period	7.22	Personal Property Leases	5.8
Earnout Payments	3.1(b)(v)	Principal	Recitals
Earnout Period	3.1(a)	Purchase Price	2.1(c)
Earnout Statement	3.2	Purchased Assets	1.1
Earnout Year	3.1(a)	Purchased Contract	1.1(e)
Employment Agreement	8.3(e)(iv)	Purchased Personal Property	1.1(d)

Term	Section	Term	Section
Real Property Leases	5.8	Signing Filing	7.8(b)
Registered IP	5.9	Special Representations	10.1
Registrable Securities	7.2	Stock Consideration	2.1(c)
Related Person	5.2	Survival Date	10.1
Retained Liabilities	1.4	Top Customers	5.19
SEC	3.1(d)	Top Suppliers	5.19
Seller	Preamble	Transfer Taxes	11.1
Seller IP	5.9	Transferred Employees	7.14
Schedule Supplement	7.19	Undisclosed Contracts	7.22

I-8